UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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Great Lakes Dredge & Dock Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

March 21, 2018

Dear Fellow Stockholder:

Our Board of Directors joins me in extending to you a cordial invitation to attend the 2018 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation. The meeting will be held on Wednesday, May 2, 2018, beginning at 1:00 P.M. Central Daylight Time at the Le Méridien Hotel Chicago – Oak Brook Center, 2100 Spring Road, Grand Salon I, Oak Brook, Illinois 60523. Please refer to the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for detailed information on the meeting and each of the proposals to be considered and acted upon at the meeting.

In accordance with U.S. Securities and Exchange Commission’s rules, we have elected to deliver our proxy materials over the internet to most stockholders, which allows stockholders to receive information on a more timely basis, while lowering printing and mailing costs and reducing the environmental impact of the 2018 Annual Meeting of Stockholders.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, I urge you to vote your shares by proxy as soon as possible to ensure your vote is recorded at the 2018 Annual Meeting of Stockholders. You may vote by telephone, over the internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided.

Our Board of Directors appreciates your continued support of Great Lakes Dredge & Dock Corporation.

Sincerely,

Lawrence R. Dickerson
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 2, 2018

TO THE STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Great Lakes Dredge & Dock Corporation (the “Company”) will be held on Wednesday, May 2, 2018, beginning at 1:00 P.M. Central Daylight Time at the Le Méridien Hotel Chicago – Oak Brook Center, 2100 Spring Road, Grand Salon I, Oak Brook, Illinois 60523 for the following purposes:

1.

To elect as directors the two nominees named in the attached Proxy Statement to serve for three-year terms expiring at the 2021 Annual Meeting of Stockholders, and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal;

2.	To ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018;
3.	To approve, on a non-binding advisory basis, the Company’s executive compensation; and
4.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.

The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

Only holders of record of common stock as of the close of business on March 7, 2018 are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments of the Annual Meeting.

In accordance with Delaware law, a list of the holders of common stock entitled to vote at the Annual Meeting will be available for examination by any stockholder for at least 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting. The list may be reviewed during ordinary business hours at our main office, located at 2122 York Road, Oak Brook, Illinois 60523.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY BY TELEPHONE, OVER THE INTERNET, OR, IF YOU HAVE REQUESTED PAPER COPIES OF OUR PROXY MATERIALS BY MAIL, BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

By Order of the Board of Directors,

Kathleen Mackie LaVoy
Corporate Secretary

Oak Brook, Illinois

March 21, 2018

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 2, 2018

The Great Lakes Dredge & Dock Corporation Proxy Statement and 2017 Annual Report are available at www.proxyvote.com

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 2, 2018

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Great Lakes Dredge & Dock Corporation for use at the 2018 Annual Meeting of Stockholders and at any postponements or adjournments of the meeting, sometimes referred to as the “Annual Meeting” or the “2018 Annual Meeting” in this Proxy Statement. Throughout this Proxy Statement when the terms “Great Lakes,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Great Lakes Dredge & Dock Corporation and its subsidiaries. We sometimes refer to our Board of Directors as the “Board.”

Notice of Electronic Availability of Proxy Statement and Annual Report

We are making this Proxy Statement, and the materials accompanying it, available to our stockholders electronically via the internet, as permitted by the U.S. Securities and Exchange Commission’s (the “SEC”) rules. A Notice of Internet Availability (the “Notice”) containing instructions on how to access our proxy materials and how to vote by proxy was first mailed on or before March 21, 2018 to all stockholders of record as of March 7, 2018 (the “record date”). We will also mail this Proxy Statement, and the materials accompanying it, to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice that we mailed to you.

Shares Entitled to Vote

Only stockholders of record of our common stock, par value $0.0001 per share, at the close of business on the record date will be entitled to vote at the 2018 Annual Meeting. As of the record date, there were a total of 61,737,278 shares of our common stock outstanding, each share being entitled to one vote. There is no cumulative voting.

Quorum Requirement

The presence at the 2018 Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our outstanding common stock will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting without notice, other than the announcement at the Annual Meeting of such adjournment, until a quorum shall be present or represented.

Even if you plan to attend the Annual Meeting, in order to ensure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described below. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Shares owned by Great Lakes are not voted and do not count for quorum purposes.

Beneficial Owners

If you are the registered holder of shares, then you are the record holder of those shares, and you should vote your shares as described in the next section.

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as being held in “street name,” and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own common stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, including a voting instruction form, you should vote your shares by following the procedures specified on the voting instruction form. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

Discretionary Voting by Brokers

Under current rules governing registered brokers, if you do not instruct your broker how to vote, your broker will have discretionary voting power for ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2), but would not have discretionary voting power for the election of directors (Proposal 1) or the advisory vote on executive compensation (Proposal 3).

How to Vote

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	by telephone – You can vote by touch-tone telephone by calling toll-free 1-800-690-6903 and following the instructions on our proxy card or the Notice;

•	by internet – You can vote by Internet by going to the website www.proxyvote.com and following the instructions on our proxy card or the Notice; or

•

by mail – If you have requested or receive paper copies of our proxy materials by mail, you can vote by mail by completing, signing, dating and mailing our enclosed proxy card in the pre-addressed, postage-paid envelope provided.

Votes submitted by telephone or electronically over the internet must be received by 11:59 P.M., Central Daylight Time, on May 1, 2018.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may:

•	vote for the election of our director nominees; or
•	withhold authority to vote for our director nominees.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018, and the approval of the non-binding resolution to approve the Company’s executive compensation.

Votes by Proxy

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

•	FOR the election of all director nominees named in the Proxy Statement (Proposal 1);
•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018 (Proposal 2);
•	FOR the approval, on an advisory basis, of the Company’s executive compensation (Proposal 3);
•	In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

How to Revoke Your Vote

A stockholder may revoke a proxy at any time prior to its exercise:

•	by giving to our Corporate Secretary a written notice of revocation of the proxy’s authority, such notice to be delivered to our principal executive office;
•	by submitting a duly executed proxy bearing a later date;
•	by attending the 2018 Annual Meeting and voting in person.

A stockholder may also revoke a proxy at any time prior to its exercise by telephone or electronically over the internet provided that it must be received by 11:59 P.M., Central Daylight Time, on May 1, 2018:

•	by calling toll-free 1-800-690-6903;
•	by going to the website www.proxyvote.com.

Cost of Proxy Solicitation

We will bear the costs and expenses of preparing and mailing proxy solicitation materials for the Annual Meeting and will reimburse brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers and employees without additional compensation being paid to these persons.

Vote Necessary to Approve Proposals

Proposal 1: The nominees for director for a three-year term will be elected provided that they receive the affirmative vote of a plurality of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. This means that, if a quorum is present, the two persons receiving the greatest numbers of votes at the Annual Meeting will be elected to serve as directors. Withholding authority to vote for a director nominee will not affect the outcome of the election of directors. Broker non-votes will have no effect on the election of directors.

Proposal 2: Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2018, provided the proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal.

Proposal 3: The advisory resolution to approve the compensation of our named executive officers will be approved provided the proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposed resolution. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and our Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

Householding

Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one Notice, or if you requested paper copies, one copy of our Proxy Statement and 2017 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address:

Broadridge Financial Solutions, Inc.

Householding Department

51 Mercedes Way, Edgewood, New York 11717

1-800-542-1061

If you want to receive separate copies of Notices of Internet Availability, or paper copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number shown.

PROPOSAL 1 – ELECTION OF DIRECTORS

Set forth below are the names, years of birth, positions and biographies of our directors as of March 21, 2018, with the exception of Robert B. Uhler and Jason G. Weiss, who will not be standing for re-election, and with the addition of Kathleen M. Shanahan and Ronald R. Steger. Ms. Shanahan is a nominee for election to the Board at the Annual Meeting, and Mr. Steger has been elected to the Board effective as of the Annual Meeting and will stand for election at the Annual Meeting of Stockholders in 2019 (as it is expected that only three directors will stand for election at the 2019 Annual Meeting of Stockholders).

Name	Position
Carl A. Albert	Non-employee Director
Lawrence R. Dickerson	Non-employee Director and Board Chair
Ryan J. Levenson	Non-employee Director
Lasse J. Petterson*	Chief Executive Officer and Director
Kathleen M. Shanahan*	Non-employee Director (effective as of the Annual Meeting)
Ronald R. Steger	Non-employee Director (effective as of the Annual Meeting)
D. Michael Steuert	Non-employee Director
Michael J. Walsh	Non-employee Director
*	Nominated for election at the 2018 Annual Meeting

Composition of the Board of Directors

Our Board is currently composed of eight members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. Petterson, Uhler and Weiss are members of the class whose terms expire at the Annual Meeting. Messrs. Weiss and Uhler will not be standing for re-election. Messrs. Albert, Dickerson and Steuert are members of the class whose term expires at the 2019 Annual Meeting, and Mr. Steger will be added to that class effective as of the Annual Meeting. It is expected that only three of these directors will stand for election at the 2019 Annual Meeting of Stockholders and the class size would accordingly be reduced to three at that time. Messrs. Levenson and Walsh are members of the class whose term expires at the 2020 Annual Meeting.

The Board of Directors has nominated Mr. Petterson and Ms. Shanahan for election at the Annual Meeting to the Board of Directors for three-year terms expiring at the 2021 Annual Meeting of Stockholders and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal. Mr. Petterson and Ms. Shanahan have both indicated a willingness to serve.

The persons named as proxies on the proxy card will vote the proxies received by them for the election of Mr. Petterson and Ms. Shanahan, unless otherwise directed. In the event that a nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed proxy card may vote for a substitute nominee at their discretion as recommended by the Board.

Vote Required and Recommendation

The nominees for director will be elected for three-year terms, provided that they receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that, if a quorum is present, the two persons receiving the greatest number of votes at the Annual Meeting will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement, which is two.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE ABOVE NAMED NOMINEES TO THE BOARD OF DIRECTORS.

Nominees for Election at the 2018 Annual Meeting:

Lasse J. Petterson
Age: 61 (b. 1956)
Director since: 2016
Term expires: 2018

Business Experience:

Mr. Petterson was named Chief Executive Officer in May 2017 and has served as a member of our Board since December 2016. Prior to his employment with the Company, Mr. Petterson served as a private consultant to clients in the oil and gas sector, and was Chief Operating Officer and Executive Vice President at Chicago Bridge and Iron Company N.V. (NYSE:CBI), an engineering, procurement and construction company, from 2009 to 2013. Prior to CB&I, Mr. Petterson was Chief Executive Officer of Gearbulk, Ltd., a privately held company that owns and operates one of the largest fleets of gantry craned open hatch bulk vessels in the world. He was also President and Chief Operating Officer of AMEC Inc. Americas, a subsidiary of AMEC plc (NASDAQ:AMFW), a British multinational consulting, engineering and project management company. Prior to joining AMEC, Mr. Petterson served in various executive and operational positions for Aker Maritime, Inc., the deepwater division of Aker Maritime ASA of Norway over the course of 20 years. He spent the first nine years of his career in various positions at Norwegian Contractors, an offshore oil & gas platform contractor. Mr. Petterson is a National Association of Corporate Directors (NACD) Board Leadership Fellow.

Education:

•	M.Sc. Engineering, Norwegian University of Technology
•	B.S., Norwegian University of Technology

Public Directorships (other than Great Lakes):

•	None

Skills and Qualifications:

•

Management Experience. For two decades, Mr. Petterson has served in various executive and operational positions, and most recently has extensive experience as Chief Executive Officer, Chief Operating Officer and President.

•	International. Particular experience in multinational consulting, engineering and project management.
•

Capital Intensive Industry and Maritime Experience. Extensive engineering, procurement and construction experience in the oil and gas sector, including offshore oil and gas platform contracting, and operational experience with maritime companies.

Kathleen M. Shanahan
Age: 59 (b. 1958)
Ms. Shanahan is a nominee for a term that would expire in 2021

Business Experience:

Ms. Shanahan is currently the Chair of Ground Works Solutions (previously known as URETEK Holdings, Inc.), which provides foundation lifting and soil stabilization solutions and previously served as Chair and Chief Executive Officer of the company until March 2016. Ms. Shanahan also previously served as the Chair and Chief Executive Officer of WRS Infrastructure & Environment, Inc. (d/b/a WRScompass), an environmental engineering and civil construction company. Additionally, Ms. Shanahan has held numerous positions in government and public policy, having served on the campaigns and administrations of Vice Presidents George H.W. Bush and Dick Cheney and as Chief of Staff for Governor Jeb Bush. Ms. Shanahan served as a member of the Board of Directors and Audit Committee of TRC Companies, Inc. (NYSE:TRR) until 2017, served as a member of the Board of Directors from 2004 - 2007 and Chair of the Executive Compensation Committee of WCI Communities, Inc. (NYSE:WCI), and has experience serving on the boards of several private companies, including BioIQ, Inc., Turtle & Hughes, Inc., Hillsborough Area Regional Transit, and TerraSea Environmental Solutions LLC, one of the Company’s previous joint ventures. She is also the current Vice Chair of the Florida100, an advisory committee on economic development comprised of 100 CEOs. Ms. Shanahan was originally recommended to the Company’s Nominating and Corporate Governance Committee by a non-employee director of the Company.

Education:

•	M.B.A. Executive Business Administration, New York University Leonard N. Stern School of Business
•	B.A. Nutrition Biochemistry and Economics, University of California San Diego

Public Directorships (other than Great Lakes):

•	TRC Companies, Inc. (2015 – 2017)
•	WCI Communities, Inc. (2004 – 2007)

Skills and Qualifications:

•

Management Experience. Ms. Shanahan has served in various executive and operational positions, and most recently has extensive experience as Chair and Chief Executive Officer of a company engaged in geotechnical construction and government contracting.

•	Corporate Governance. Prior service on private and public boards, including membership on various Audit and Compensation Committees.
•	Engineering and Geotechnical Industry Experience. Extensive development, leadership and management of environmental remediation, geotechnical, and civil construction operations.
•	Government and Public Policy. Experience in public policy and public affairs matters, involving advisory, communication, development and implementation strategies.

Directors with Terms to Continue Following the 2018 Annual Meeting:

Carl A. Albert
Age: 76 (b. 1942)
Director since: 2010
Term expires: 2019

Great Lakes Committees:

•	Audit Committee
•	Compensation Committee
•	Nominating and Corporate Governance Committee

Business Experience:

Since 2000, Mr. Albert has served as Board Chair and Chief Executive Officer of Fairchild Venture Capital Corporation, a private investment firm. From 1990 to 2000, he was the majority owner, Chairman and Chief Executive Officer of Fairchild Aerospace Corporation and Fairchild Dornier Luftfahrt, GmbH, both aircraft manufacturers. After providing start-up venture capital, he served from 1981 to 1988 as the Board Chair and Chief Executive Officer of Wings West Airlines, a regional airline that was acquired in 1988 by AMR Corporation, the parent of American Airlines. Mr. Albert also served as Board Chair of Boise Inc. (NYSE:BZ) for five years until October 2013 when Boise Inc. was acquired by Packaging Corporation of America for an aggregate transaction value of approximately $2 billion. Earlier in his career, he was an attorney practicing business, real estate and corporate law.

Education:

•	L.L.B., University of California at Los Angeles School of Law
•	B.A., University of California at Los Angeles

Public Directorships (other than Great Lakes):

•	Boise Inc. (2007 – 2013)

Skills and Qualifications:

•	Management Experience. Over the last three decades, Mr. Albert has been the Chairman and CEO of several businesses in the transportation and transportation manufacturing industries.
•	Corporate Governance. Prior service on private and public boards, including as Chair of another publicly traded company.
•	International. Particular experience in European companies and transactions.
•	Finance/Capital Allocation/Strategy. Experience in other capital-intensive industries and in other service industries.

Lawrence R. Dickerson
Age: 65 (b. 1952)
Director since: 2017
Chairman of the Board since: 2018
Term expires: 2019

Great Lakes Committees:

•	Audit Committee
•	Compensation Committee

Business Experience:

Mr. Dickerson spent 34 years at Diamond Offshore Drilling, Inc. (NYSE:DO), a deepwater oil and gas drilling contractor, where he served as President and Chief Executive Officer from 2008 until his retirement in 2014. Prior to his service as President and Chief Executive Officer, Mr. Dickerson served as Chief Financial Officer, during which he helped take the company public, and Chief Operating Officer, during which he gained substantial operating and commercial experience. In addition to being a seasoned executive, Mr. Dickerson has significant board experience. He has been a member of the Board of Directors on the boards of Murphy Oil Corporation (NYSE:MUR), a gas exploration and production company, and Oil States International (NYSE:OIS), an oilfield equipment services company, since 2014. Mr. Dickerson is a member of the Audit and Nominating and Governance Committees at Murphy Oil Corporation, and a member of the Compensation Committee, and former member of the Audit Committee at Oil States International. He was Chairman of the Board of Directors of Hercules Offshore, Inc. (NASDAQ:HERO) from 2015 to 2016, an offshore drilling company, and he also served on the Board of Directors of Global Industries, Ltd. (NASDAQ:GLBL), a subsea construction company that was sold to Technip in 2011, from 2008 – 2012.

Education:

•	B.B.A., University of Texas

Public Directorships (other than Great Lakes):

•	Murphy Oil Corporation (2014 – present)
•	Oil States International (2014 – present)
•	Hercules Offshore, Inc. (2015 – 2016)
•	Global Industries, Ltd. (2008 – 2012)

Skills and Qualifications:

•	Management Experience. Experience as a President, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer.
•

Corporate Governance. Prior service on several public boards, including as Chairman of another publicly traded company and memberships on various Audit, Nominating and Governance and Compensation Committees.

•	Capital Intensive Industry Experience. Extensive operating and commercial experience in capital intensive businesses in deepwater oil and offshore/gas drilling industries.

Ryan J. Levenson
Age: 42 (b. 1975)
Director since: 2016
Term expires: 2020

Great Lakes Committees:

•	Audit Committee
•	Compensation Committee

Business Experience:

Mr. Levenson is currently Principal and Portfolio Manager of Privet Fund Management LLC (“Privet Fund”), a hedge fund. Mr. Levenson currently serves on the Board of Directors of Hardinge, Inc. (NASDAQ:HDNG) and AgJunction, Inc. (TSX:AJX). Previously, Mr. Levenson served as a director of Frequency Electronics, Inc. (NASDAQ:FEIM), Cicero, Inc. (OTC:CICN), RELM Wireless, Inc. (NYSE:RWC), where he served as a member of the Audit Committee, and as a director and member of the Compensation, Organization and Corporate Governance Committee of Material Sciences Corp. (NASDAQ:MASC) from May 2013 until its sale in March 2014. Mr. Levenson also served as a member of the Board of Directors and Compensation and Audit Committees of The Middleby Corporation (NASDAQ: MIDD) from May 2006 until November 2012. Prior to founding Privet Fund Management LLC in February 2007, Mr. Levenson served as Vice President of Business Development at MSI, a privately held building products distributor and construction services company, from 2003 until 2006. Prior to his service with MSI, Mr. Levenson served as a financial analyst for Cramer Rosenthal McGlynn’s long/short equity hedge fund after working at SAC Capital Advisors LLC in a similar capacity.

Agreement with Privet Fund

As previously disclosed in the Company’s filings with the SEC, pursuant to an agreement dated December 27, 2016 between the Company and Privet Fund, the Company agreed to include Mr. Levenson on its slate of nominees for the election of directors at the Company’s 2017 Annual Meeting of Stockholders.

Education:

•	B.A., Vanderbilt University

Public Directorships (other than Great Lakes):

•	Hardinge, Inc. (2016 – present)
•	AgJunction, Inc. (2016 – present)
•	Frequency Electronics, Inc. (2016 – 2017)
•	Cicero, Inc. (2015 – 2017)
•	RELM Wireless, Inc. (2013 – 2014)
•	Material Sciences Corp. (2013 – 2014)

Skills and Qualifications:

•	Private Equity, Investment and Asset Management. Extensive background in private equity, investment and asset management.
•	Corporate Governance. Prior service on several public boards, including membership on various Audit, Compensation and Corporate Governance Committees.
•	Management Experience. Experience as a principal, portfolio manager and vice president of business development.

Ronald R. Steger
Age: 64 (b. 1954)
Mr. Steger will become a director at the Annual Meeting
Term expires: 2019

Business Experience:

Mr. Steger currently serves on the Boards of Directors of Global Eagle Entertainment Inc. (NASDAQ:ENT) and Overseas Shipholding Group, Inc. (NYSE:OSG), where he holds the position of Audit Committee Chair for both. Mr. Steger also currently serves as an Advisory Board Member of ATREG, Inc. and he previously served on the Board of Directors of International Seaways, Inc. (NYSE:INSW). Additionally, Mr. Steger is currently a Senior Technical Advisor at Effectus Group, a boutique accounting advisory firm that specializes in serving high-growth technology companies. Until December 31, 2013, Mr. Steger worked as an Audit Partner for KPMG LLP, where he served a broad array of clients in the Fortune 1000 and middle market technology, chemical, food-service and semiconductor sectors. Additionally, Mr. Steger has gained significant knowledge regarding the marine services industry through his board service. Mr. Steger is a licensed Certified Public Accountant (retired status). Mr. Steger was originally recommended to the Company’s Nominating and Corporate Governance Committee by a third party search firm that was engaged by the Company to identify candidates to serve as non-employee directors.

Education:

•	B.S., Villanova University

Public Directorships (other than Great Lakes):

•	Global Eagle Entertainment Inc. (April 2017 – present)
•	Overseas Shipholding Group, Inc. (August 2013 – present)
•	International Seaways, Inc. (November 2016 – June 2017)

Skills and Qualifications:

•

Audit/Accounting. Experience as a partner of one of the largest professional services networks in the world, with 37 years of accounting, advisory and consulting experience, including participation in Audit Committee investigations and PCAOB inspections.

•	Corporate Governance. Prior service on several public boards, including as Audit Committee Chair and Corporate Governance and Risk Assessment Committee Chair.
•	Acquisitions/Investment. Extensive experience with acquisition, divestiture, initial public offering, private equity and debt placement transactions.
•	International. Seconded with KPMG Munich for a three year period and extensive experience with international debt and equity transactions.

D. Michael Steuert
Age: 69 (b. 1948)
Director since: 2017
Term expires: 2019

Great Lakes Committees:

•	Audit Committee – Chair
•	Nominating and Corporate Governance Committee

Business Experience:

Mr. Steuert served as Senior Vice President and Chief Financial Officer of Fluor Corporation (NYSE:FLR), one of the world’s largest publicly traded engineering, procurement, construction, maintenance, and project management companies, from 2001 until his retirement in 2012. Prior to his service at Fluor, Mr. Steuert served as SVP and CFO of Litton Industries Inc., a defense contractor acquired by Northrop Grumman Corporation in 2001, and as Senior Vice President and Chief Financial Officer of GenCorp Inc., now Aerojet Rocketdyne, a technology-based aerospace and defense company (NASDAQ:AJRD), from 1990 to 1999. Mr. Steuert started his career at TRW Inc. In addition to his extensive executive leadership experience, Mr. Steuert has substantial board experience. He has been a member of the Board of Directors of Liquefied Natural Gas Limited (ASX:LNG) since 2015, and is a member of its Audit Committee and Chairman of its Risk Committee. He has also been a member of the Board of Directors of Weyerhaeuser Co. (NYSE:WY) since 2004 and is a member and former Chairman and financial expert of the Audit Committee.

Education:

•	M.S. Industrial Administration, Carnegie Mellon University
•	B.S. Physics, Carnegie Mellon University

Public Directorships (other than Great Lakes):

•	Liquefied Natural Gas Limited (2015 – present)
•	Weyerhaeuser Co. (2004 – present)

Skills and Qualifications:

•	Management Experience. Extensive experience as a Chief Financial Officer.
•

Corporate Governance. Prior service on public boards, including as Audit Committee Chair and financial expert and as Risk Committee Chair as well as memberships on multiple Audit committees and a Corporate Responsibility and Governance committee.

•

Construction and Project Management Experience. Extensive leadership experience of one at the world’s largest publicly traded engineering, procurement, construction and maintenance project management companies.

Michael J. Walsh
Age: 63 (b. 1955)
Director since: 2014
Term expires: 2020

Great Lakes Committees:

•	Compensation Committee
•	Nominating and Corporate Governance Committee

Business Experience:

Major General Walsh USA (Ret.) is currently Executive Vice President and Senior Vice President – Water Resources and Coastal Resiliency and National Program Director at Dewberry, a privately held professional services firm, based in Fairfax, VA. He previously served as Deputy Commanding General for Civil and Emergency Operations for the U.S. Army Corps of Engineers (“USACE”) from 2011 to 2013, coordinating USACE emergency response and Federal Emergency Management Agency support during Superstorm Sandy, and in roles of increasing rank and responsibility in the U.S. Army since 1977. He has been awarded two bronze stars for actions in support of the nation’s combat operations over the course of his military career.

Education:

•	M.S., University of Florida
•	B.S., Brooklyn Polytechnical University
•	United States Army Command and General Staff College and Army War College

Public Directorships (other than Great Lakes):

•	None

Skills and Qualifications:

•	Government Contracting Experience. Extensive experience in government contracting.
•	Leadership Skills. Track record of leadership.
•	U.S. Army Corps of Engineers Experience. Prior USACE career provides invaluable insights into the needs and priorities of the Company’s largest client.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board is led by an independent Board Chair. Lawrence R. Dickerson was elected Board Chair in January 2018. Pursuant to the Company’s Bylaws, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Board Chair as it deems appropriate from time to time. We currently separate the roles of Chief Executive Officer and Board Chair in recognition of the differences between the two roles as they are presently defined. At present, the Board believes that separation of the positions of Chief Executive Officer and Board Chair improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for the Board’s non-management directors in the oversight and leadership of the Company.

The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. In the last six months, the Company took active steps to refresh the Board with highly qualified and experienced directors by adding two new independent and non-management directors, Ms. Shanahan and Mr. Steger, effective as of the 2018 Annual Meeting. There are presently seven directors who are independent within the meaning of the NASDAQ Marketplace Rules (Messrs. Albert, Dickerson, Levenson, Steuert, Uhler, Walsh and Weiss), and one director who serves as Chief Executive Officer (Mr. Petterson). The Board believes its current, refreshed leadership structure strikes an appropriate balance between independent directors and directors affiliated with the Company, which allows the Board to effectively represent the best interests of the Company and its stockholder base.

When the Chief Executive Officer is concurrently serving as the Board Chair, the Board may elect an independent Lead Director.

The position of the independent Board Chair, or the Lead Director when the Chief Executive Officer is concurrently serving as the Board Chair, is intended to provide a check and balance on the role and responsibilities of the Chief Executive Officer. Our independent Board Chair and/or the Lead Director is expected to, among other things:

•	chair meetings (including executive sessions) of the independent directors;
•	act as principal liaison between the independent directors and our Chief Executive Officer;
•

help develop Board agendas with our Chief Executive Officer to ensure that topics deemed important by the independent directors are included in board discussions and sufficient executive sessions are scheduled as needed;

•

advise our Chief Executive Officer on quality, quantity and timeliness of information supplied by management to the independent directors and act as the liaison between the independent directors and our Chief Executive Officer to make certain that any additional information requested by directors is included in the materials prepared by management for the Board;

•	advise and consult on major corporate decisions, including strategy and capital spending initiatives;
•	represent the Company at meetings with business partners, industry representatives and potential clients;
•	communicate regularly with each director to be certain that every director’s views, competencies and priorities are understood; and
•	ensure directors and management function as a team in the best interest of all stakeholders.

The Board believes that the independent Board Chair is a strategic role that continues to add value to the Company.

The Board’s Role in Risk Management for the Company

As part of our risk management process, senior management discusses and identifies major areas of risk on an ongoing basis and periodically reviews these risks with the Board. The Company’s management process is designed to enable the Board to best determine our risk management profile and oversee our risk management strategies. The Board delegated oversight of this enterprise risk management process to the Audit Committee. This process employs a framework for identifying and assessing key strategic, operational, financial and compliance risks based upon guidelines of the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company has adopted the COSO 2013 framework. This framework has allowed the Company to enhance its internal control environment, which is an integral part of enterprise risk management. The product of this process is a risk management overview that is shared with the Audit Committee.

On an ongoing basis, the various committees of the Board address risk in the areas relevant to their scope. For example:

•	the Audit Committee oversees the integrity of our financial reporting process and systems of internal controls;
•

the Compensation Committee reviews and approves corporate goals relating to our Chief Executive Officer’s compensation and approves total compensation for our senior executives in a manner that does not encourage excessive risk taking; and

•

the Nominating and Corporate Governance Committee evaluates the Board, individual Board members and the Board committees, oversees compliance with ethics policies and considers matters of corporate governance.

The Compensation Committee performs an annual review of the compensation programs and procedures by which compensation decisions are made. The Committee analyzes whether the program encourages unnecessary or excessive risk taking.

We do not believe risks arising from our executive and broad-based compensation policies and practices are reasonably likely to have a material adverse effect on the Company or our business, nor do we believe that the compensation programs encourage unnecessary or excessive risk taking.

The Compensation Committee reviews and approves corporate goals relating to our Chief Executive Officer’s compensation and approves total compensation for our senior executives. In addition, as part of our risk management process, senior management periodically identifies and discusses major areas of risk with the Board. As part of its regular reports to the Board, the Committee discusses the potential for unnecessary or excessive risk taking. For more detail on the process by which compensation is set, see page 28, “Compensation Philosophy and Objectives.”

Specifically, the Board and the Compensation Committee control risks arising from compensation policies and practices in part by controlling the mix of cash and long-term equity incentives. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Annual incentives are capped for all named executive officers at 200% of target and annual incentives for all of our named executive officers are tied to overall corporate performance or overall division performance. The compensation provided to the executive officers in the form of long term equity awards helps further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and operating performance and because awards are staggered and subject to long term vesting schedules. Our long term equity awards in combination with our stock ownership requirements help ensure that executives have significant value tied to long term stock price performance and therefore are cognizant of how short-term decisions impact the long term health of the organization. In addition, management, the Compensation Committee and the Board each consider the risks associated with accounting and reporting, project cost estimating, compliance and safety.

More specifically, the Compensation Committee retains subjective discretion in some instances to adjust short-term incentive formulas, which allows the Compensation Committee to review the results from the fiscal year and determine whether, despite achievement of financial goals, the intents and purposes of the Executive Leadership Annual Incentive Plan were met. In doing so, the Compensation Committee may consider whether activities taken during that fiscal year comport with the Company’s strategic plan and align management objectives with stockholder interests. As a result, the incentive may be adjusted on an individual basis, despite achievement of formulaic targets.

In addition, certain awards granted in 2017 under our long-term incentive plan are comprised of equity that vests over a three- year period. These equity awards were structured to induce our executive officers to focus on the long-term capital appreciation, health and viability of the Company rather than a short-term increase in stock price.

Finally, the Company has a Recoupment Policy, which requires certain compensation to be repaid to the Company if awarded as a result of misstated earnings. The Board will re-evaluate and, if necessary, revise the Recoupment Policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, if and when the SEC and the NASDAQ Stock Market finalize the rules implementing recoupment requirements.

Board Composition and Committee Structure

Our Board of Directors currently consists of eight members and has a separately standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following table provides membership information as of March 21, 2018 for each of our Committees of the Board of Directors:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Carl A. Albert	X	X	X
Lawrence R. Dickerson(1)	X	X
Ryan J. Levenson(2)	X	X
D. Michael Steuert(3)	X*		X
Robert B. Uhler(4)			X*
Michael J. Walsh(5)		X	X
Jason G. Weiss(6)	X	X*

*	Denotes Committee Chair
(1)	Mr. Dickerson became our Board Chair on February 1, 2018. Mr. Dickerson became a member of our Compensation Committee on January 24, 2017 and a member of our Audit Committee on May 12, 2017.
(2)

Mr. Levenson became a member of our Compensation Committee on January 24, 2017 and a member of our Audit Committee on May 12, 2017. Mr. Levenson served as a member of our Nominating and Corporate Governance Committee until May 12, 2017.

(3)	Mr. Steuert became a member of our Audit Committee on January 24, 2017 and also became Chair of our Audit Committee and a member of our Nominating and Corporate Governance Committee on May 12, 2017.
(4)

Mr. Uhler served as our Board Chair from January 3, 2017 until February 1, 2018. Mr. Uhler became a member and Chair of our Nominating and Corporate Governance Committee on January 3, 2017. Mr. Uhler served as a member of both our Audit Committee and Compensation Committee until January 24, 2017.

(5)	Mr. Walsh served as Board Chair and Chair of our Nominating and Corporate Governance Committee until January 3, 2017.
(6)	Mr. Weiss served as a member of our Nominating and Corporate Governance Committee until January 3, 2017.

Below is a description of each Committee of our Board of Directors.

Audit Committee. The Audit Committee is comprised of Messrs. Albert, Dickerson, Levenson, Steuert and Weiss, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market. Additionally, our Board has determined that each of Mr. Steuert and Mr. Albert is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee charter requires that all of its members be “independent directors,” as such term is defined under applicable NASDAQ Marketplace Rules.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Corporate Secretary at our principal executive office. Under this charter, the Audit Committee is responsible for, among other things:

•	overseeing the accounting and financial reporting processes, the audits of financial statements, and systems of internal controls regarding finance, accounting and legal compliance;
•	monitoring the independence and performance of our independent auditor and monitoring the performance of our internal audit function;
•	appointing and/or replacing our independent auditor and approving any non-audit work performed for us by the independent auditor;
•	preparing the report of the Audit Committee required to be included in the Company’s annual report or proxy statement;
•	providing an avenue of communication among the independent auditor, management and our Board; and
•	reviewing its charter annually and recommending changes to the Board.

The Board also delegated oversight for the risk assessment and management process to the Audit Committee.

The Audit Committee held four meetings during 2017. The Audit Committee met in executive session at various times throughout the year with the independent auditor and internal audit director.

Compensation Committee. The Compensation Committee is comprised of Messrs. Albert, Dickerson, Levenson, Walsh and Weiss, each of whom has been determined to be an independent director according to the rules and regulations of the NASDAQ Stock Market and each of whom is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this Proxy Statement, and an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Tax Code” in this Proxy Statement.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Corporate Secretary at our principal executive office. Under this charter, the Compensation Committee is responsible for, among other things:

•

reviewing and approving goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance according to these goals and objectives and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	approving total compensation for executive officers, including oversight of all executive officer benefit plans in which such executive officers participate;
•	overseeing our general cash-based and equity-based incentive plans;
•

retaining or obtaining the advice of and terminating such independent legal, accounting or other consultants or experts, including compensation consultants, as it deems necessary and reviewing their independence from management;

•	producing a Compensation Committee report on executive compensation as required by the SEC to be included in our annual report and/or proxy statement; and
•	reviewing its charter annually and recommending changes to the Board.

The Compensation Committee held six meetings during 2017. The Compensation Committee has the authority to delegate actions to one or more subcommittees.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of Messrs. Albert, Steuert, Uhler and Walsh, each of whom has been determined to be an independent director according to the rules and regulations of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Corporate Secretary at our principal executive office. Under this charter, the Nominating and Corporate Governance Committee is responsible for, among other things:

•	developing and periodically reviewing succession plans of the Chief Executive Officer and screening and recommending to the Board candidate(s) qualified to become Chief Executive Officer;
•

developing and recommending qualification standards and other criteria for selecting new directors, identifying and evaluating individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommending to the Board such individuals as nominees to the Board for its approval;

•	developing and overseeing annual evaluations of the Board and the Board committees;
•	establishing and evaluating the total compensation for the non-employee directors of the Board;
•	overseeing our compliance with ethics policies and considering matters of corporate governance; and
•	reviewing and reassessing the adequacy of its charter and the Company’s Code of Business Conduct and Ethics annually.

The Nominating and Corporate Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Corporate Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate’s merits and our needs after taking into account the current composition of the Board. The Nominating and Corporate Governance Committee considers potential candidates for director who may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional executive search firms, stockholders or other persons. When evaluating candidates annually for nomination for election, the Nominating and Corporate Governance Committee considers all relevant factors regarding the candidates, including an individual’s skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Corporate Governance Committee also seeks to achieve the appropriate balance of industry and business knowledge and experience, including, without limitation, expertise in the dredging industry, the function and needs of the Board, financial expertise, public company experience, personal integrity and reputation.

Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit our needs are identified, and unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating and Corporate Governance Committee. Candidates selected by the Nominating and Corporate Governance Committee are then recommended to the Board. After the Board approves a candidate, the Chair of the Nominating and Corporate Governance Committee extends an invitation to the candidate to join the Board.

In 2017, the Nominating and Corporate Governance Committee recommended Ms. Shanahan as a candidate to join the Board, after a comprehensive review process based on her extensive executive and operational experience in engineering and geotechnical businesses as well as her background on government and public policy issues.

Also in 2017, the Nominating and Corporate Governance Committee recommended Mr. Steger as a candidate to join the Board, after a comprehensive review process based on his knowledge regarding the marine services industry and extensive public board experience as well as his background as an auditor.

When evaluating director candidates and considering incumbent directors for re-nomination to the Board, the Nominating and Corporate Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, industry knowledge, personal and professional accomplishments, experience in light of the needs of the Board and Company and availability. For incumbent directors, the factors include past performance on the Board or in the Company and contributions to their respective committees, if any.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for membership on the Board, provided that a complete description of such proposed nominee’s qualifications, experience and background, together with a statement signed by each proposed nominee in which he or she consents to act as such, accompanies the recommendations, and provided further that any such recommendation must also be made according to the procedures, and within the same time deadlines, applicable under our Bylaws to director nominations. Such recommendations should be submitted in writing to: the attention of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523 and should not include self-nominations.

The Nominating and Corporate Governance Committee held seven meetings during 2017.

Attendance at Board of Directors and Committee Meetings. Our Board of Directors held ten meetings during 2017. Each member of the Board attended at least 75% of all meetings of the Board and those Board committees on which he served in 2017. The members of our Board are encouraged to attend our Annual Meeting of Stockholders. In May 2017, all members of our Board then in office attended our Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of Great Lakes or any of our subsidiaries during fiscal 2017, was a former officer or employee of the same or had any relationship requiring disclosure under Item 404 of Regulation S-K. No interlocking relationship existed during the fiscal year ended December 31, 2017 between our Board or Compensation Committee and the board or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Independence and Executive Sessions of Independent Directors

The Board of Directors has determined that the following directors who served during fiscal year 2017: Messrs. Albert, Deutsch, Dickerson, Levenson, Steuert, Uhler, Walsh and Weiss are independent directors (or, in the case of Mr. Deutsch, was an independent director), as such term is defined under applicable NASDAQ Marketplace Rules. Our new directors effective as of the Annual Meeting, Ms. Shanahan and Mr. Steger, have also been determined to be independent. The independent directors of the Board meet periodically in executive sessions without our management present.

Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Corporate Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523. Any such communication will be promptly distributed to the directors named in the communication in the same manner as described below in “Communications with the Board of Directors.”

Code of Ethics

We have a written Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Board and our employees, including our principal executive officer, principal financial officer, controller and persons performing similar functions. The Code is reviewed and updated on a regular basis, and a new version of the Code was adopted by the Board in May 2017. All of our salaried employees have reviewed and certified compliance with the Code. In addition, on an annual basis, all of our salaried employees receive training on the Code. Senior management, as well as individuals with responsibility for foreign operations or purchasing, receive additional training on the Foreign Corrupt Practices Act and other international compliance topics.

Our Code can be found on our website at www.gldd.com. We will post on our website any amendments to or waivers of the Code for executive officers or directors, in accordance with applicable laws, regulations and listing standards. A copy also may be obtained by writing to our Corporate Secretary at our principal executive office.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate with our Board of Directors can send communications to one or more members of the Board by writing to the Board or to specific directors (including independent directors or committee chairs) or to a group of directors at the following address:

Great Lakes Dredge & Dock Corporation Board of Directors

c/o Corporate Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Any such communication will be promptly distributed by the Corporate Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board of Directors. Every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Compensation of Directors

Non-employee directors receive compensation for Board service which is designed to fairly compensate directors for their Board responsibilities. A director who is simultaneously serving as an employee receives no additional compensation for Board service. The Nominating and Corporate Governance Committee has the primary responsibility to review and consider any revisions to directors’ compensation. Director compensation is typically reviewed annually by the Nominating and Corporate Governance Committee, which recommends any changes to the Board for approval. Prior to the adoption of our new 2017 Long-Term Incentive Plan (the “2017 LTIP”), the Compensation Committee bore responsibility for reviewing and approving any grants of common stock to our directors. Following the adoption of the 2017 LTIP, either the Nominating and Corporate Governance Committee or the Compensation Committee may be responsible for reviewing and approving grants of common stock to our directors. In 2017, Frederic W. Cook & Co., Inc. (“FW Cook”) conducted a competitive analysis of our non-employee director compensation program compared to the same peer companies that were used in the most recent executive compensation study. Findings from the review indicated that our director compensation levels were reasonably competitive and our structure was consistent with best practice design.

Each of our non-employee directors currently receives an annual retainer of $155,000, payable quarterly in arrears. The retainer is generally payable 50% in cash and 50% in grants of fully vested shares of our common stock at the end of each fiscal quarter. In addition to the annual retainer, our Board approved the annual retainers for committee service or committee chair service, as applicable, as set forth below. The committee annual retainers are paid in cash to the committee members each quarter in arrears. Directors are permitted to elect to receive a greater percentage of their annual retainers in common stock rather than cash.

Annual Compensation for Board and Committee Service During 2017

	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chair*	$150,000	$20,000	$10,000	$7,500
Member	$155,000	$5,000	$4,000	$3,000

*

The annual retainer earned by the Board Chair is in addition to the annual retainer earned for serving as a member of the Board, and the annual retainers paid to the committee chairs are in addition to the retainers paid to the members of the committees. For 2017, the Nominating and Corporate Governance Committee reviewed the duties of the Board Chair and, considering the additional time commitment expected of the Board Chair in 2017 to onboard the new chief executive officer, adjusted the annual retainer of the Board Chair from $100,000 to $150,000, payable quarterly in arrears. The retainer is payable 100% in grants of fully vested shares of our common stock at the end of each fiscal quarter. The Nominating and Corporate Governance Committee also adjusted the retainers for committee members and chairs, based on the FW Cook study as well as its judgment on the expected workloads of each committee.

In 2017, the Board of Directors adopted the Great Lakes Dredge & Dock Corporation Director Deferral Plan, a deferred compensation plan that allows directors to defer, beginning in 2018, their cash retainers and restricted stock units into deferred stock units. Deferred stock units are payable in shares of the Company’s common stock upon the director’s separation from the Board or such other date as selected by the director or mandated by the terms of the plan.

Non-employee directors are subject to a stock retention requirement and are required to retain common stock in the amount of five times the annual cash retainer received for service as a member of the Board. For 2017, that amount was $387,500 in common stock. Until the required ownership level is achieved, non-employee directors are required to hold at least 50% of the shares received as equity compensation (after taxes). All directors have either achieved the required ownership level or are in compliance with the retention requirement.

The following table sets forth the compensation paid to each individual who served as a non-employee director during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Carl A. Albert	$102,221	$82,033	$184,254
Peter R. Deutsch(3)	$31,007	$28,105	$59,112
Lawrence R. Dickerson(3)	$79,420	$72,495	$151,915
Ryan J. Levenson	$87,274	$77,503	$164,777
Lasse J. Petterson(4)	$64,512	$25,761	$90,273
D. Michael Steuert(3)	$83,863	$80,460	$164,323
Robert B. Uhler(5)	$82,751	$232,746	$315,497
Michael J. Walsh	$84,500	$77,502	$162,002
Jason G. Weiss	$89,505	$84,501	$174,006

(1)

Certain of the directors elected to receive a greater percentage of their annual retainers in common stock rather than cash. Messrs. Levenson and Petterson (for the portion of the year when he served as a non-executive director) each elected to receive 100% of his respective compensation in stock, Mr. Albert elected to receive 75% of his board retainer in stock, and both Mr. Albert and Mr. Weiss each elected to receive 100% of his respective committee chair and member fees in stock.

(2)

The amounts reported in this column represent the portion of the annual retainer payable in fully vested shares that each director received for his service during 2017. The annual retainer is payable in substantially equal installments on the last day of each quarter and prorated for any quarter of partial service by the non-employee director. The shares had a grant date fair value of $3.31 per share on March 31, $4.30 per share on June 30, $4.85 per share on September 29 and $5.40 per share on December 29, 2017, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Mr. Dickerson and Mr. Steuert both commenced service on the Board on January 24, 2017, while Mr. Deutsch ceased serving as a member of the Board at the 2017 annual meeting.
(4)

As an employee of the Company, Mr. Petterson was not entitled to additional compensation for serving on the Board after his appointment as Chief Executive Officer, effective May 1, 2017. See “Summary Compensation Table for Year Ended December 31, 2017” for his employee compensation information.

(5)	The amount reported also includes additional quarterly awards of fully vested shares of our common stock equal to $150,000 that Mr. Uhler received for his service as Board Chair.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2018. During 2017, Deloitte & Touche LLP also served as our independent registered public accounting firm and, in addition, provided certain tax and other audit-related services. See “Matters Related to Independent Registered Public Accounting Firm – Professional Fees.” Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required and Recommendation

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2018 provided this proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of voting against the proposal.

Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.

Based solely on our review of filings with the SEC and/or written representations and materials furnished to us from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in 2017, except that one Form 4 filed on behalf of Lasse J. Petterson, a non-employee director at the time of filing, was filed five days late.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is based on 61,737,278 shares of common stock outstanding as of the record date, and sets forth certain information with respect to the beneficial ownership of our common stock as of the same date by:

•	each person whom we know to own beneficially more than five percent of the outstanding shares of our common stock;
•	each of our directors, director nominees and named executive officers; and
•	all of our current directors and executive officers as a group.

Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned.

	Beneficially Owned
	Number of Shares of Common Stock	Percentage of Common Stock
Dimensional Fund Advisors LP(1)	5,215,739	8.45%
Jennison Associates LLC(2)	4,941,042	8.00%
BlackRock, Inc.(3)	3,772,579	6.11%
Privet Fund LP(4)	3,295,125	5.34%
Jonathan W. Berger(5)	—	—
Kyle D. Johnson(6)(7)	281,042	*
Kathleen M. LaVoy(6)(8)	78,808	*
Mark W. Marinko(6)	51,375	*
Lasse J. Petterson(6)	261,449	*
Christopher P. Shea(6)	19,903	*
David E. Simonelli(6)(9)	469,171	*
Carl A. Albert(6)(10)	115,658	*
Lawrence R. Dickerson(6)	15,681	*
Ryan J. Levenson(4)(6)	3,330,941	5.40%
Kathleen M. Shanahan(6)	0	*
D. Michael Steuert(6)	17,303	*
Robert B. Uhler(6)	138,936	*
Michael J. Walsh(6)	67,573	*
Jason G. Weiss(6)(11)	786,780	1.27%
All directors, director nominees and executive officers as a group (15 persons)(6)	5,634,620	9.13%

*	Denotes less than 1%
(1)

Dimensional Fund Advisors LP (“Dimensional LP”) may be deemed to be the beneficial owner of 5,215,739 shares of our common stock. Dimensional LP has sole power to vote or direct the voting of 4,989,731 of such shares and the sole power to dispose or direct the disposition of all such shares. Dimensional LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The principal business address of Dimensional LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. The information in this footnote (1) was derived from the Schedule 13G/A filed by Dimensional LP with the SEC on February 9, 2018 reporting ownership as of December 31, 2017.

(2)

Jennison Associates LLC (“Jennison”) may be deemed to be the beneficial owner of 4,941,042 shares of our common stock. Jennison has the sole power to vote or direct the voting of all such shares and the shared power to dispose or direct the disposition of all such shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Company’s common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may with respect to the Company’s common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such, shares of the Company’s common stock reported on Jennison’s Schedule 13G may be included in the shares reported on any Schedule 13G that may be filed by Prudential. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017. The principal business address of Prudential is 751 Broad Street, Newark, New Jersey 07102. The information in this footnote (2) was derived from a Schedule 13G/A filed by Prudential Financial, Inc. with the SEC on January 26, 2018, and also from a Schedule 13G/A filed by Jennison with the SEC on February 5, 2018, each reporting ownership as of December 31, 2017.

(3)

BlackRock, Inc. (“BlackRock”) may be deemed to be the beneficial owner of 3,772,579 shares of our common stock. BlackRock has the sole power to vote or direct the voting of 3,646,185 of such shares and sole power to dispose or direct the disposition of all shares. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055. The information in this footnote (3) was derived from a Schedule 13G/A filed by BlackRock with the SEC on January 25, 2018 reporting ownership as of December 31, 2017.

(4)

Privet Fund LP (“Privet Fund”) may be deemed to be the beneficial owner of 3,295,125 shares of our common stock. Privet Fund and Privet Fund Management LLC (“Privet Fund Management”), as general partner and investment manager of Privet Fund, have the shared power to vote or direct the voting of 3,146,625 shares and the shared power to dispose or direct the disposition of all such shares. Privet Fund Management, as investment manager of a certain managed account, (the “Privet Fund Account”) may be deemed to be the beneficial owner of 148,500 shares of our common stock. Privet Fund Management has the shared power to vote or direct the voting of all such shares and the shared power to dispose or direct the disposition of all such shares. The principal address of Privet Fund is 79 West Paces Ferry Road, Suite 200B, Atlanta, Georgia 30305. Mr. Levenson, solely by virtue of his position as the managing member of Privet Fund Management, the general partner and investment manager of Privet Fund, may be deemed to beneficially own the shares owned directly by Privet Fund. Mr. Levenson expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The information in this footnote (4) was derived from a Schedule 13D/A filed by Privet Fund, Privet Fund Management LLC (“Privet Fund Management”) and Ryan Levenson with the SEC on January 3, 2017 reporting ownership as of December 31, 2016. Privet has not filed an amendment to the aforementioned Schedule 13D/A.

(5)	Does not include ownership by Jonathan W. Berger as he is no longer employed by the Company as of January 3, 2017, and the Company does not have access to information regarding his ownership.
(6)	The address for each of our executive officers, director nominees and directors, unless otherwise noted, is c/o Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523.
(7)	Includes 146,920 options to purchase Commons stock, exercisable within 60 days of the record date.
(8)	Includes 32,388 options to purchase Common stock, exercisable within 60 days of the record date.
(9)	Includes 294,845 options to purchase Common stock, exercisable within 60 days of the record date.
(10)	Includes 10,000 shares of common stock held by the Albert-Schaefer Trust, a trust established for the benefit of Mr. Albert and his wife, of which Mr. Albert and his wife are co-trustees.
(11)	Includes (i) 666,562 shares of common stock held by the Jason G. Weiss Revocable Trust dated August 2, 2000 and (ii) 100 shares of common stock held by the wife of Mr. Weiss.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers serving as executive officers of the Company on December 31, 2017 (the “named executive officers”). For 2017, our named executive officers were:

Name	Title
Lasse J. Petterson	Chief Executive Officer*
Jonathan W. Berger	Former Chief Executive Officer*
Mark W. Marinko	Senior Vice President, Chief Financial Officer and former Interim Chief Executive Officer*
Kyle D. Johnson	Executive Vice President and Chief Operating Officer (Reassigned)*
Kathleen M. LaVoy	Interim Chief Legal Officer and Interim Corporate Secretary
Christopher P. Shea	President of the Environmental & Infrastructure Division
David E. Simonelli	President of the Dredging Division

*

Mr. Berger retired as Chief Executive Officer, effective January 3, 2017, and Mr. Marinko was appointed as Interim Chief Executive Officer, effective January 3, 2017. Mr. Petterson was appointed Chief Executive Officer effective May 1, 2017. In light of Mr. Berger’s separation, Mr. Berger did not participate in our standard executive compensation program. Please see “Compensation of Former Chief Executive Officer” below for a description of the compensation received by Mr. Berger. Mr. Johnson, who previously served as Executive Vice President and Chief Operating Officer of the Company, was reassigned to Executive Vice President and Chief Operating Officer of the Dredging Division and was no longer deemed an executive officer of the Company effective as of May 12, 2017. Please see “Compensation of Former Executive Officer” below for a description of the compensation received by Mr. Johnson.

This section also describes the objectives of the Company’s executive compensation program, the goals the program is designed to reward, and the determination of the formulas to measure performance and award levels. For additional information regarding compensation of the named executive officers, see “Elements of Compensation.”

EXECUTIVE SUMMARY

2017 Business Overview

The year ended December 31, 2017 marked a period of strategic change for the Company. In May 2017, Lasse J. Petterson took the helm as Chief Executive Officer of the Company and led the Company in a strategic review process to create a plan designed to enhance shareholder value through improvement of the Company’s financial results in both domestic and international operations enabling debt reduction, improvements in return on capital and the continued renewal of our extensive fleet with new and efficient dredges to best serve our domestic and international clients. As a result of this review, management began execution of a plan to reduce general and administrative and overhead expenses, retire certain underperforming and underutilized assets, write-off pre-contract costs on a project that was never formally awarded and that the Company no longer intends to pursue and closeout the Company’s Brazil operations.

In addition, in the fourth quarter, the dredging segment took delivery of our new ATB hopper dredge Ellis Island and tug Douglas B. Mackie, which is the largest hopper dredge in the U.S. market. Our environmental & infrastructure segment completed the divestiture of the assets associated with certain service lines of the services business in 2017, excluding assets supporting the remediation service line, and is expected to further improve in 2018.

2017 continued a trend of exceptional performance for the Company’s safety program. In 2017, our dredging segment achieved our best historical rate of safety performance on record, and our environmental & infrastructure segment completed 21 consecutive months without a lost time recordable incident.

Unfortunately, our financial performance for 2017 did not meet the expectations we set for ourselves at the beginning of the year. The delivery of our new ATB hopper dredge was delayed, we had weather delays on certain projects and cost overruns on others, and we did not generate and execute as much new work as we had hoped.

Our Focus for 2018

We believe 2018 will be a year of growth for the Company. We look forward to achieving cost savings as a result of the execution of our rationalization plan. We expect the Ellis Island to contribute to our financial results during 2018, and we expect both our dredging and environmental & infrastructure segments to improve over 2017 results and become more profitable in 2018.

Compensation Highlights

Performance-Based Compensation. Pay for performance is an important objective of our compensation program. Consistent with that objective, variable compensation constituted the majority of our named executive officers’ compensation. The table below illustrates the mix of the primary components of target compensation opportunity for our Chief Executive Officer and our other named executive officers, on average (total of the fixed and variable components may not sum to 100 due to rounding). The Chief Executive Officer’s compensation is illustrated below based on his target base salary ($700,000), target annual incentive compensation ($630,000) and target long-term incentive compensation ($1,000,000) and does not include guaranteed amounts or sign-on bonuses. His 2017 compensation was not used because of the unique compensation he received as a result of his mid-year commencement of employment with the Company.

CEO TARGET COMPENSATION OPPORTUNITY

OTHER NAMED EXECUTIVE OFFICERS TARGET COMPENSATION OPPORTUNITY

In addition, we believe that our pay for performance philosophy was illustrated in 2017 by the comparison of actual earned pay as compared to target. For example, all of our named executive officers received annual incentive payments well below target as a result of failure to meet financial goals. In addition, none of the performance shares granted in 2017 were earned and were forfeited in their entirety.

How We Pay Executives: Key Elements of 2017 Compensation

Our executive compensation program is structured within a framework of a few key elements: base salary; annual incentive compensation; long term incentive compensation; and benefits. Each element serves a different but critical purpose in achieving the objectives of the program. Overall compensation is structured to place an increasingly larger amount of compensation at risk at successively higher levels of management.

Outlined in the following table are the key components of our 2017 executive compensation program, a description of their purpose, and the key actions and decisions made with respect to each of them for 2017.

Element of Compensation	Form & Objective	2017 Highlights
Base Salary page 30	Fixed component, delivered in cash. Set at appropriate levels to allow us to attract and retain executive talent without incurring excessive fixed costs.

Mr. Petterson’s base salary was established when he was appointed to the position of Chief Executive Officer, considering market data and the compensation received by Mr. Petterson’s predecessor.

The Committee reviewed base salaries for the other named executive officers, and approved increases ranging from 3% to 5.3%.

In addition, Mr. Marinko and Ms. LaVoy received increases to base salary for periods when serving as the Interim Chief Executive Officer and the Interim Chief Legal Officer, respectively.

Annual Incentive Compensation page 31

Variable component, delivered in cash or a combination of cash and equity.

Provides an opportunity for executives to earn additional income if short term financial performance objectives are achieved.

Incentive compensation pools are funded based on achievement relative to pre-determined financial measures, as outlined on page 31. Actual incentive compensation for individuals may be above or below the funded amount, based on a subjective assessment of individual performance and achievement of pre-established qualitative goals.

Messrs. Marinko, Simonelli, and Ms. LaVoy participated in the Executive Leadership Annual Incentive Program. Company Adjusted EBITDA from continuing operations, excluding restructuring, was the measure used to determine funding of the incentive compensation pool for Mr. Marinko and Ms. LaVoy. The measures used to determine the funding of the incentive compensation pool for Mr. Simonelli were the dredging segment’s Adjusted EBITDA (weighted 90%) and the environmental & infrastructure segment’s Adjusted EBITDA (weighted 10%).

Mr. Petterson’s and Mr. Shea’s annual incentive compensation was evaluated per each individual’s employment contract. Mr. Petterson’s annual incentive compensation was guaranteed at 75% of his target, with the ability to receive a payout of up to 100% of his target based on financial and other qualitative goals.

Company Adjusted EBITDA and environmental & infrastructure segment Adjusted EBITDA were below threshold. Dredging segment Adjusted EBITDA was achieved between threshold and target. Actual incentive compensation for the named executive officers, as outlined on page 31, was allocated from this pool, with adjustments from funded amounts, if any, based on a subjective assessment of individual performance and achievement of pre-established qualitative goals.

Element of Compensation	Form & Objective	2017 Highlights
Long Term Incentive Compensation page 33

Grants of restricted stock units and performance shares.

Aligns the interests of management, employees and our stockholders and motivates and rewards achievement of key financial and strategic objectives as well as increases in stockholder value. Also provides a retention mechanism.

Long term incentive awards in 2017 for Messrs. Petterson, Marinko, Shea, and Simonelli were targeted at 67% in restricted stock units and 33% in performance shares. Ms. LaVoy received 100% restricted stock units.

Restricted stock units under our 2017 program vest in three equal annual installments, subject to the executive’s continued employment.

Performance shares under our 2017 program vest in three equal annual installments, subject to the executive’s continued employment, as well as achievement of performance metrics related to return on invested capital for fiscal year 2017. Performance shares granted under our 2017 program were forfeited because the Company’s return on invested capital performance did not exceed the threshold performance requirements.

In addition, Mr. Petterson was granted a sign-on, long-term incentive grant of $500,000 in restricted stock units following his purchase of $750,000 worth of shares of the Company’s common stock in accordance with the terms of his employment agreement. With this grant, the Compensation Committee sought to encourage Mr. Petterson’s ownership of Company equity and further align Mr. Petterson’s interests with those of the Company’s stockholders.

Benefits page 34	Support business and human resources strategies to provide equitable value to executives relative to other Company employees.

Named executive officers participate in the same benefits programs that are provided to other employees, including life and medical insurance and 401(k) matching and profit sharing.

In addition, a select group of executives, including the named executive officers, are eligible to participate in the Supplemental Savings Plan, which permits them to elect to defer salary compensation and to receive matching and profit sharing contributions under the same formula as under the 401(k) plan, but without regard to Internal Revenue Service (“IRS”) limits for qualified plans.

2017 Governance Highlights

Below are selected Company executive compensation and governance practices. These highlights serve to illustrate our commitment to provide a compensation program that supports our financial and strategic goals, aligns executive pay with stockholder value creation, and discourages unnecessary and excessive risk taking.

•	Much of our executive compensation is variable and linked to meeting our financial and strategic goals and to the Company’s stock price performance over time.
•	The Compensation Committee engages an independent compensation consultant to advise on various executive compensation matters.
•

The Compensation Committee regularly reviews an analysis of the Company’s incentive compensation plans to evaluate whether they are designed to create and maintain stockholder value and do not encourage excessive risk-taking.

•	Our annual incentive compensation and our long-term incentive compensation are based on different performance metrics.
•	All senior executives have stock retention requirements to encourage long term alignment of interests and to mitigate risk.
•

We have a compensation recoupment policy, which requires certain compensation (including both cash compensation and equity compensation) to be repaid to the Company if awarded as a result of misstated earnings.

•	We have double trigger cash severance and long-term incentive provisions in the event of a change in control.

•	The Company does not provide excise tax gross-ups for excess parachute payments under Section 280G of the Tax Code.
•

Our 2017 LTIP and the grant agreements for restricted stock units (both time-vesting and performance-based) granted under our prior equity plan prohibit the payment of dividend equivalents prior to the vesting date, and no dividend equivalents are paid with respect to restricted stock units that are forfeited.

•

Perquisites to senior executives are minimal. The only perquisite provided to senior executives that is not provided to all employees is the Supplemental Savings Plan. In addition, in 2017, Mr. Petterson was provided with a more enhanced relocation package than is generally provided to other employees as an inducement for him to join the Company.

•

The Company discourages senior personnel from engaging in hedging or pledging of Company securities and requires the submission of a detailed explanation and justification for any such proposed transactions. During 2017, none of our named executive officers hedged or pledged any Company securities.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The overall goal of the Company’s compensation program is to attract and retain highly skilled, performance oriented executives and to closely align compensation paid to our named executive officers with our operating and financial performance. The Compensation Committee provides our executives with compensation opportunities and benefits it deems to be fair, reasonable and competitive in the marketplace. Specific objectives of our executive compensation philosophy are as follows:

•	To attract, motivate and retain highly experienced executives who are considered vital to our short term and long term success, profitability and growth;
•	To achieve accountability for performance by linking annual cash awards to achievement of measurable performance objectives; and
•

To align the interests of executives and stockholders through long term incentives that reward executives for the achievement of strategic and financial goals that are designed to successfully drive our operations and thereby enhance stockholder value.

Overall, we believe our executive compensation program is designed to encourage executive officers to operate the business in a manner that enhances stockholder value both in the short and long term, appropriately balances risk and reward and is consistent with programs in place among similarly-situated companies. The compensation philosophy provides for a direct relationship between compensation and the achievement of our goals and seeks to include management in upside rewards and downside risk. In 2017, a significant portion of the executive’s overall compensation was tied to a comparison of adjusted actual EBITDA from continuing operations, excluding restructuring, to adjusted budgeted EBITDA, which represents net income (loss), adjusted for net interest expense, income taxes, depreciation, amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions and other adjustments in the Compensation Committee’s discretion in accordance with the terms of the plan. We use Adjusted EBITDA as one metric for evaluating our executives’ performance-based compensation because it allows us to evaluate our executives’ operational efficiency and their success in generating profit from revenues. In 2017, a portion of certain of our executives’ overall compensation was also tied to return on invested capital (“ROIC”) because it focuses our executives on capital efficiency and generating an appropriate return on our investments. The Company measures ROIC as earnings before interest and taxes (“EBIT”) less income taxes that would have been incurred at our effective tax rate divided by the average of the beginning and ending period debt plus equity minus cash.

In addition, we use our long-term incentive plan to further align the interests of management with those of our stockholders by granting long term equity to our executives which ties the compensation of our executives to the creation of long term stockholder value. In 2017, the Company granted a combination of restricted stock units and performance shares to its named executive officers, except for Ms. LaVoy who received only restricted stock units, with the mix of equity awards designed to provide balance to the Company’s long term incentive program and satisfy the Company’s goal of increasing retention of executives. Performance shares are grants of share units that vest based on the achievement of performance goals and continued employment. We believe the proper alignment between management interests and our stockholder interests was demonstrated by the complete forfeiture of performance shares granted in 2017 to certain executives because the ROIC performance target for 2017 was not met.

COMPENSATION PROCESS

Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Our Chief Executive Officer provides recommendations regarding the compensation of the other named executive officers, but is not involved in setting his own compensation levels.

Generally, in the first quarter of each year, the Compensation Committee reviews our historical pay and Company performance information, including our performance relative to the objectives set forth in the prior year’s incentive program. Based on our performance, as well as recommendations from our Chief Executive Officer, the Compensation Committee approves annual incentives for executive officers. The Compensation Committee also determines the compensation program for the current year. As part of this process, the Compensation Committee reviews the aggregate value of the total compensation opportunities provided to each of the executive officers. Following the review, the Compensation Committee determines current fiscal year annual base salaries, target annual incentive compensation, and long term incentive opportunities for each executive officer. The Compensation Committee also approves the goals, metrics, and weightings for our annual incentive compensation and the performance share component of our long term incentives for the current fiscal year. In the first quarter of 2017, the Compensation Committee set performance goals for the annual incentive compensation and long term incentive programs based on the achievement of certain percentages of budgeted EBITDA and ROIC, respectively.

Long term incentives are awarded pursuant to our stockholder approved equity plans. Prior to stockholder approval of the 2017 LTIP on May 11, 2017, long-term incentive awards were granted under the Company’s 2007 Long-Term Incentive Plan (the “2007 LTIP”). Every year, the Compensation Committee reviews the mix of types of incentives and the percentage of each type of incentive granted. In 2017, the Compensation Committee chose to grant restricted stock units with a combination of performance-based and service-based vesting. The Compensation Committee believed this mix of grant types would motivate key executives to drive business results against the Company’s goals, while further aligning management’s interests with those of our stockholders over the long term. Further, the service-based vesting provided an additional retention tool.

It is the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Compensation Committee meeting at which such awards are approved by the independent directors who serve on the Compensation Committee, based upon the fair market value of our common stock as of the grant date of the award. The Compensation Committee determines the value of the award to be made to each recipient and the terms and conditions of the awards including the applicable time and performance vesting criteria. For additional detail on the Company’s grants in 2017, refer to “Long Term Incentive Awards” on page 33.

Throughout the year, the Compensation Committee discusses the philosophy for the overall compensation packages and decides whether changes should be made in the design of the program.

Role of Compensation Consultants

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. Our Compensation Committee has engaged the services of FW Cook as an independent compensation consultant to advise the Compensation Committee on the reasonableness of compensation levels and on the appropriateness of the Company’s executive compensation program structure in supporting the Company’s business objectives. FW Cook is engaged by and reports directly to the Compensation Committee. FW Cook does not perform any other services for the Company. The Compensation Committee has considered the independence of FW Cook and has concluded that FW Cook’s engagement does not raise any conflict of interest.

In 2017, the Compensation Committee worked with FW Cook on a number of matters, including but not limited to the following:

•

conducting a competitive analysis of executive compensation levels for our named executive officers as compared to compensation data for executives at companies in our comparator group and selecting a new comparator group for 2018 related compensation decisions as described below;

•	reviewing and providing alternatives and recommendations regarding incentive program design practices and, in particular, assistance in designing a new long term incentive plan;
•	examining the group of participants to whom long term incentives are granted;
•	reviewing and approving compensation paid to the non-executive directors for service on our board and committees;
•	reviewing levels of share usage, fair value transfer and potential dilution;
•	providing analytical materials and summaries for Compensation Committee meetings; and
•	reviewing drafts and commenting on the CD&A and related compensation tables in the proxy statement.

In addition, in prior years including 2016, FW Cook consulted with the Compensation Committee on terms and conditions for employment agreements for certain executives, including the Chief Executive Officer.

A key aspect of FW Cook’s work was the determination of the companies which comprise a group used in competitive comparisons of compensation practices. Construction of an appropriate comparator group was challenging because there are no direct industry competitors that are public and of similar size.

To develop the comparator group, FW Cook used the following criteria:

•

Companies in the following S&P Global Industry Classification System (GICS) Industries and Sub-Industries, which include asset-intensive companies that provide large infrastructure and engineering services:

Industries		Sub-Industries
101010	Energy Equipment & Services	10101020	Oil & Gas Equipment & Services
201030	Construction & Engineering	20103010	Construction & Engineering
202010	Commercial Services & Supplies	20201050	Environmental & Facilities Services
		20202020	Research & Consulting Services

•

The resulting companies’ trailing four quarters revenues were examined to see if the results were between one third and three times the Company’s trailing four quarters revenues with additional consideration given to market capitalization.

•

The resulting companies were then further screened on a qualitative basis to include those in the most similar industries to the Company and to position the Company’s size near the median of the overall group.

The peer group used in FW Cook’s competitive analysis conducted in late 2016 that was used to inform the Compensation Committee’s decisions on 2017 target pay opportunities consisted of the companies set forth below. This was the same peer group that was used to evaluate 2016 compensation decisions except for the removal of (i) two peer companies, Dycom and Tetra Tech, because of their significantly larger size and (ii) the addition of four companies that met the criteria above, Ameresco, Hill International, IES Holdings, and Mistras Group.

Aegion	Layne Christensen	Primoris Services
Ameresco	Matrix Service	Sterling Construction
Granite Construction	Mistras Group	Team, Inc.
Hill International	MYR Group	TRC Companies
IES Holdings	Orion Group	Willbros Group

FW Cook reviewed the peer group during 2017 to determine whether the companies remained appropriate comparators. Two companies were removed from the peer group: Granite Construction because of their significantly larger size, and TRC because it was acquired. Two companies were added: Badger Daylighting and NV5 Global. The resulting comparator group used in FW Cook’s competitive analysis conducted in late 2017 that was used to inform the Compensation Committee’s decisions on 2018 target pay opportunities consisted of the following companies:

Aegion	Layne Christensen	Orion Group
Ameresco	NV5 Global	Primoris Services
Badger Daylighting	Matrix Service	Sterling Construction
Hill International	Mistras Group	Team, Inc.
IES Holdings	MYR Group	Willbros Group

The Compensation Committee utilizes the comparator group as a reference point for decisions relating to our compensation program involving its named executive officers. Executive compensation data from the comparator group is aggregated by the compensation consultant and presented to the Compensation Committee in summary form. The Compensation Committee reviews the aggregated data to obtain a general understanding of current compensation practices in our comparator group and as a market check that the Company’s pay practices are generally competitive and fulfill the Compensation Committee’s stated goal of attracting and retaining its named executive officers. The Compensation Committee does not target specific levels of executive compensation as compared to the comparator group.

ELEMENTS OF COMPENSATION

The primary elements of our compensation program for named executive officers are base salary, an annual incentive opportunity, and long term incentive awards. Each component is designed to contribute to a total compensation package that is competitive, performance-based, and supportive of our financial and strategic goals. In determining the total compensation of the named executive officers, the Compensation Committee considers our operating and financial performance as a whole as well as each executive’s execution of the responsibilities associated with his or her respective position.

Base Salary. We seek to provide competitive base salaries that allow us to attract and retain executive talent without incurring excessive fixed costs. Accordingly, we consider a variety of factors such as salaries of executives in similar positions in our comparator group, our executives’ skills, experience, and knowledge, responsibilities required of the executives in their roles, importance of the position to the Company and the difficulty of replacement. Increases to executives’ base salaries also result in increases to annual incentive opportunities and long term incentive awards because target annual incentive compensation and target long term incentives are calculated as a percentage of base salary.

Effective January 1, 2017, all of our continuing named executive officers received salary increases. Decisions regarding individual salary levels were based upon a review of multiple criteria including the comparator group market data, the individual’s performance, and the advice of our independent compensation consultant. Base salary increases were provided to our named executive officers to better align salaries with salaries of executives in similar positions at comparator companies.

Name	FY 2016 Annual Salary		FY 2017 Annual Salary	% Increase over 2016
Lasse J. Petterson(1)	$	N/A	$700,000	N/A
Jonathan W. Berger		$700,000	$700,000	0.0%
Mark W. Marinko		$365,000	$383,250	5.0%
Kathleen M. LaVoy		$230,000	$240,000	4.3%
Christopher P. Shea		$350,000	$360,500	3.0%
David E. Simonelli		$400,000	$412,000	3.0%

(1)

Mr. Petterson began employment with the Company on May 1, 2017. The salary figure listed is for Mr. Petterson’s annualized salary for 2017, as opposed to actual base salary paid in 2017. Mr. Petterson’s base salary was set based on a review of comparator group executive compensation data and the compensation received by Mr. Petterson’s predecessor.

In addition, Mr. Marinko received $15,000 per month for his service as Interim Chief Executive Officer from January 3, 2017 through April 30, 2017 and Ms. LaVoy received $8,333 per month for her service as Interim Chief Legal Officer for all of fiscal 2017.

Annual Incentive Compensation. The Company’s annual incentive compensation program is designed to be supportive of the Company’s short term operating objectives and to provide competitive target total annual compensation opportunities.

Executive Leadership Annual Incentive Program. In 2017, the Company granted annual incentive compensation pursuant to the Executive Leadership Annual Incentive Program, which was administered under the 2007 LTIP. Mr. Marinko and Ms. LaVoy (collectively, the “Corporate Executives”) and Mr. Simonelli (the “Dredging Executive”) participated in the program, which was designed for key executives selected by the Compensation Committee. As discussed below, Mr. Petterson’s and Mr. Shea’s bonuses were awarded in accordance with each individual’s employment agreement.

The target incentive pool was equal to the sum of each participant’s individual target with the actual incentive pool funded based on achievement of certain performance measures specific to each group of executives. Performance for the Corporate Executives was measured based on the financial results of the Company as a whole while performance for the Dredging Executive was measured based 90% on the financial results of the dredging segment and 10% on the financial results of the environmental & infrastructure segment. In setting the budget target for the dredging segment, weight was given to expected market conditions and expected utilization in both the domestic and international dredging markets. For 2017, Company Adjusted EBITDA as compared to budget funded the incentive pool for Corporate Executives and dredging segment Adjusted EBITDA as compared to budget funded 90% of the incentive pool for the Dredging Executive as follows:

	Adjusted EBITDA vs. Budget
	Corporate Performance Level	Dredging Division Performance Level	Pool Funding (% Target)
< Threshold	<$ 66.39M	<$ 61.95M	0%
Threshold	$ 66.39M	$ 61.95M	50%
Target	$ 94.85M	$ 88.5M	100%
Maximum	>=$ 123.30M	>=$ 115.05M	200%

Performance between threshold and target and target and maximum are linearly interpolated

Actual Company Adjusted EBITDA from continuing operations, excluding restructuring, of $57.30 million was below threshold. Actual Dredging Adjusted EBITDA from continuing operations, excluding restructuring, of $62.78 million was between threshold and target and funded the portion of the Dredging Executive’s incentive compensation allocated to this segment. The environmental & infrastructure segment did not achieve threshold and did not fund the portion of the Dredging Executive’s incentive compensation allocated to this segment. The Compensation Committee retains subjective discretion to adjust each of the performance measures as it deems appropriate and in accordance with the terms of the plan. Adjustments are generally intended to mitigate the effects of unanticipated events that, unless excluded, would be inconsistent with the intent of the annual incentive compensation program. In 2017, the Compensation Committee did not exercise its subjective discretion to adjust the quantitative performance measures.

Contractual Bonus Obligations. Upon his appointment to Chief Executive Officer of the Company effective May 1, 2017, Mr. Petterson entered into an employment agreement with the Company, the details of which are described below. As it relates to 2017 bonus, the employment agreement provided for a minimum guaranteed bonus of 75% of target and a maximum of 100% of target, prorated for the number of days Mr. Petterson was employed as Chief Executive Officer in fiscal year 2017. Actual bonus above the miniumum guaranteed bonus would be based on achievement of the Company’s financial targets as well as Mr. Petterson’s individual performance and progress on strategic initiatives. This guarantee was provided to induce Mr. Petterson to join the Company mid-year, where he would participate in a bonus program in which he was not able to provide input into goal-setting. Based on the input of FW Cook, one-time bonus guarantees are common for externally-recruited executives for their first year with a new company, particularly in the case of a mid-year commencement of employment. Per Mr. Shea’s employment agreement and in addition to his regular compensation, Mr. Shea is entitled to receive additional cash payments payable on or before March 15, 2016, 2017, and 2018 in the amounts of $70,000, $50,000 and $25,000, respectively, to match an offer Mr. Shea received from a prior employer. In addition, Mr. Shea’s annual incentive for 2017 was based on performance metrics negotiated at the time of his hire. For 2017, the environmental & infrastructure segment needed to achieve a threshold EBITDA of $12 million to earn a bonus; this threshold was not achieved and therefore Mr. Shea did not earn a bonus under this incentive program.

Individual Performance Consideration. The annual incentive pool is allocated to the key executives based on individual performance, as approved by the Compensation Committee after considering each executive’s performance and the recommendation of the CEO (for participants other than himself). Decisions regarding actual individual incentive awards are based upon funded amounts for the annual incentive pool and a qualitative evaluation of the key executive’s individual contribution to overall company performance. While the Compensation Committee may modify calculated annual incentives from 0-150% based on individual performance, individual modifications are expected to be generally +/- 10% of calculated amounts, except in extraordinary circumstances. Prior to determination of individual performance awards, each named executive officer typically submits a written self-appraisal regarding the achievement of his or her pre-established qualitative goals for the year. The pre-established qualitative goals are ordinarily set at the beginning of the performance period for each named executive officer and are designed to motivate performance with respect to other stated strategic, operational, financial and corporate objectives. This year, the key executives’ qualitative assessment also included goals based on strategic initiatives set after Mr. Petterson began his employment as Chief Executive Officer in May 2017 and included development of a strategic plan and execution of certain of its elements. For the named executive officers other than the Chief Executive Officer, the appraisals are reviewed by the Chief Executive Officer. Mr. Petterson provided performance appraisals for each of the named executive officers, which were then discussed with the Compensation Committee. The self-appraisal for the Chief Executive Officer is discussed with the Compensation Committee. The Compensation Committee, in its subjective judgment, awarded annual incentive awards to the key executives based on achievement of certain qualitative goals, as follows:

•	Mr. Petterson earned a bonus consistent with the minimum guaranteed bonus set forth in his employment agreement, as discussed further above.
•

Mr. Shea did not earn a cash bonus for fiscal year 2017 because the performance threshold set forth in his employment agreement was not achieved. However, the Compensation Committee increased Mr. Shea’s regular long-term incentive grant for 2018 by $75,000 as recognition of his extraordinary contribution to improving the environmental & infrastructure segment’s year-over-year results.

•

Individual performance and qualitative measures were factors in incentive payments to Mr. Marinko and Ms. LaVoy. The quantitative measures for Mr. Marinko and Ms. LaVoy’s corporate pool were not met. At the Compensation Committee’s discretion, and based on exceptional circumstances, including the aforementioned executive’s contributions to the strategic plan and achievements related to the restructuring plan, Mr. Marinko and Ms. LaVoy were granted awards of $95,812 and $85,000, respectively.

•

Mr. Simonelli earned an incentive award between threshold and target, but below the pool funding percentage. The Compensation Committee exercised its subjective discretion to reduce Mr. Simonelli’s actual award based on the Committee’s assessment of his achievement of qualitative goals.

The table below provides a summary of target individual incentive award opportunities for each of our named executive officers as compared to actual individual incentive awards. The target award opportunities, as a percentage of salary, remained the same as in 2017.

	Target Award Opportunity (FY 2017)			Actual Award	% of Target Opportunity Earned
Name	% Salary	$		(FY 2017)	(FY 2017)
Lasse J. Petterson(1)	N/A	$	N/A	$317,158	N/A
Mark W. Marinko	50%		$191,625	$95,812	50%
Kathleen M. LaVoy(2)	50%		$170,000	$85,000	50%
Christopher P. Shea(3)	N/A	$	N/A	$0	N/A
David E. Simonelli	55%		$226,600	$101,000	44.6%

(1)

As discussed above, Mr. Petterson’s bonus was determined in accordance with his employment contract. For fiscal year 2017 only, Mr. Petterson was guaranteed a minimum bonus of seventy-five (75%) of target, prorated for the number of days employed as Chief Executive Officer for fiscal year 2017.

(2)	The calculation of Ms. LaVoy’s target award opportunity as a percentage of salary includes the amount paid to her for service as Interim Chief Legal Officer.
(3)

As discussed above, Mr. Shea’s bonus was determined in accordance with his employment contract. In addition, on March 15, 2017, Mr. Shea received additional cash compensation of $50,000 pursuant to his employment agreement to match an offer Mr. Shea received from a prior employer.

Long Term Incentive Awards. In 2017, the Company granted long term incentive awards in the form of equity awards, which are designed to attract and retain executives, to reward the achievement of performance objectives, and to strengthen the link between compensation and increased stockholder value.

The Compensation Committee and management regularly monitor the environment in which we operate and make changes to our long term incentive program to help us meet our long term financial and strategic goals while attracting, motivating and retaining top talent. In considering the size and type of awards, the Compensation Committee reviews our overall performance for the prior year, the individual executive’s performance for the prior year, the executive’s level of responsibility, historical award data, compensation practices at comparator companies and the value of awards already held by named executive officers. The Compensation Committee targets a level of long term incentives that results in competitive target total direct compensation (base salary plus target annual incentives plus target long term incentives). In March 2017, the Compensation Committee granted long term incentive awards in the form of restricted stock units and performance shares. The target long term incentive opportunities, as a percentage of salary, remained the same as in 2016 for the named executive officers when compared to the 2016 targets without the 20% reduction factor applied that year. Further details regarding the long-term incentive grants are as follows:

•

Restricted Stock Units. Restricted stock units encourage retention and align the interests of management with those of our stockholders through the benefits and risks of stock ownership over the vesting period. Approximately 67% of the total 2017 annual long term incentive grant value for each of Messrs. Petterson, Marinko, Shea, and Simonelli was awarded in the form of restricted stock units, and 100% of the 2017 annual long term incentive grant value for Ms. LaVoy was awarded in the form of restricted stock units.

•

Performance Shares. Performance shares align long term compensation for named executive officers with corporate-wide responsibilities with Company performance. Approximately 33% of the 2017 annual long term incentive grant value for Messrs. Petterson, Marinko, Shea, and Simonelli was awarded in the form of performance shares, with vesting ranging from 0%—200% of target based on our actual 2017 ROIC as compared to a target of 4.6%. Ms. LaVoy did not participate in the performance share program because she was serving as an executive officer in an interim capacity. Earned shares, if any, would vest in three equal annual installments.

The named executive officers were granted a mix of restricted stock unit awards and performance shares with total grants and grant-date fair value for the year as follows:

	Restricted Stock Units		Target Number of Performance Shares
Name	# of Shares	Grant Date Fair Value(1)	# of Shares	Grant Date Fair Value(1)	Total Target LTI Value
Lasse J. Petterson(2)	130,337	$580,000	65,169	$290,002	$870,002
Mark W. Marinko	35,651	$153,299	17,826	$76,650	$229,949
Kathleen M. LaVoy(3)	33,488	$143,998	0	$0	$143,998
Christopher P. Shea	22,357	$96,133	11,178	$48,065	$144,198
David E. Simonelli	47,907	$206,000	23,953	$102,998	$308,998

(1)	Grant date fair value is calculated in accordance with ASC Topic 718.
(2)

Mr. Petterson was granted 130,337 shares of restricted stock units on May 9, 2017 in accordance with the Company’s Long-Term Incentive Plan and Mr. Petterson’s employment agreement, dated April 28, 2017. These restricted stock units vest in three equal installments beginning May 9, 2018. In addition to the grant detailed above and herein, Mr. Petterson was granted 98,039 shares of restricted stock units as a sign-on LTI bonus following his purchase of $750,000 worth of shares of the Company’s common stock in accordance with his employment agreement. These restricted stock units vest in two equal installments on November 1, 2018 and May 1, 2019 subject to Mr. Petterson’s continued employment with the Company through the applicable vesting date.

(3)

Includes an additional grant of restricted stock units worth $60,000 in recognition of the additional duties Ms. LaVoy assumed during her service as our Interim Chief Legal Officer and Interim Corporate Secretary.

In January 2018, the Compensation Committee reviewed the performance metrics for performance shares granted to Messrs. Petterson, Marinko, Shea and Simonelli in 2017. Performance shares granted in 2017 were subject to achievement of an ROIC target goal of 4.6% for fiscal year 2017. The Committee determined that the performance metric was not achieved for the performance period and, as a result, the named executive officers forfeited the 2017 performance shares.

Other Programs. The Company believes in adopting other benefit programs that are supportive of business and human resource strategies and that provide for the delivery of equitable value to executives relative to lower level employees. The Company strives to avoid programs that do not support an identifiable business objective.

Accordingly, the named executive officers generally participate in the same benefits program that is provided to other employees, including life and medical insurance and 401(k) matching and profit sharing. Our 401(k) plan provides that we will match, dollar for dollar, up to 6% of an employee’s salary and incentive compensation that is contributed to his or her 401(k) account. We also may provide a profit sharing contribution to an employee’s 401(k) account as a percentage (between 0% and 10%) of the employee’s salary. However, the IRS limits the total annual contribution for an employee into a qualified plan. This amount was $18,000 for 2017.

In addition, our named executive officers as well as other eligible employees may contribute to a Supplemental Savings Plan, a nonqualified deferred compensation plan that allows eligible employees to elect to defer salary and annual incentive compensation and to receive matching and profit sharing contributions in excess of the maximum amounts that they can defer or receive under the 401(k) plan due to IRS limits. Although the Supplemental Savings Plan is unfunded, participants may elect to notionally invest deferred amounts in most of the investment alternatives that are available under the qualified 401(k) plan. Participants also elect when to receive distributions of deferred amounts under the Supplemental Savings Plan. No tax gross-ups will be provided to participants under the Supplemental Savings Plan. In 2017, all of the eligible named executive officers participated in the Supplemental Savings Plan, with the exception of our Chief Executive Officer, Lasse J. Petterson, who was not eligible to participate until January 1, 2018.

Compensation of New Chief Executive Officer. Mr. Petterson was appointed Chief Executive Officer of the Company effective May 1, 2017. Pursuant to an employment agreement entered into between Mr. Petterson and the Company, Mr. Petterson was entitled to the following compensation for fiscal year 2017: (i) base salary in the amount of $700,000; (ii) for fiscal year 2017 only, a minimum guaranteed bonus of 75% of target and a maximum of 100% of target, prorated for the number of days employed as Chief Executive Officer in fiscal year 2017; (iii) participation in the Company’s long term incentive program; and (iv) relocation benefits. In addition, Mr. Petterson received an equity grant totaling $500,000 of restricted stock units as a sign-on LTI award granted on the six month anniversary of Mr. Petterson’s employment, provided Mr. Petterson purchased $750,000 of the Company’s common stock on the open market before his six-month anniversary of employment by the Company. The sign-on award cliff-vests as follows: (a) 50% after 12 months of continuous employment as Chief Executive Officer from the grant date; and (b) 50% after 18 months of continuous employment as Chief Executive Officer from the grant date.

In connection with Mr. Petterson’s permanent relocation to the Oak Brook, Illinois area, Mr. Petterson’s employment agreement requires that the Company provide him with relocation benefits, which include payment of moving expenses and payment or reimbursement of expenses related to the sale of Mr. Petterson’s current residence, not to exceed $100,000 in the aggregate. Taxes related to the foregoing shall also be reimbursed. In addition, the Company will pay Mr. Petterson a one-time miscellaneous relocation benefit of $40,000, which shall not be grossed up for taxes. If, within two years of the start date of his employment agreement, Mr. Petterson voluntarily terminates his employment (other than as a result of a resignation for good reason, as defined in the employment agreement), he is required to reimburse the Company for all payments made by us in connection with the provision of relocation benefits to him

Compensation of Former Chief Executive Officer. In connection with Mr. Berger’s January 3, 2017 retirement from the Company, he entered into a Separation Agreement and General Release, which provides for the following benefits: (i) payment of his base salary through his announced retirement date of April 13, 2017; and (ii) reimbursement of up to $10,000 in moving expenses. Mr. Berger was also entitled to receive full vesting for any unvested equity awards, the unvested 2016 cash performance award, to the extent earned, and employer subsidization of COBRA costs through his announced retirement date of April 13, 2017. With the exception of the moving expenses, these payments were consistent with the payments Mr. Berger was entitled to pursuant to the terms of his employment agreement with the Company for retirement. Under the General Release, Mr. Berger agreed to release the Company from any and all claims and agreed not to bring any action or litigation against the Company for claims which may have arisen during his employment. Mr. Berger remains bound to certain restrictive covenants as set forth in his employment agreement, including with respect to non-competition, non-solicitation and confidentiality. The parties further agreed to a mutual non-disparagement clause.

Compensation of President of Environmental & Infrastructure Division. Per his employment agreement and in addition to his regular compensation, Mr. Shea is entitled to receive additional cash compensation payable on or before March 15, 2016, 2017, and 2018 in the amounts of $70,000, $50,000 and $25,000, respectively, to match an offer Mr. Shea received from a prior employer.

Compensation of Former Executive Officer. On May 12, 2017, Mr. Kyle D. Johnson, who previously served as Executive Vice President and Chief Operating Officer of the Company, was reassigned to Executive Vice President and Chief Operating Officer of Great Lakes Dredge & Dock Company, LLC, a wholly-owned subsidiary of the Company. In 2017, Mr. Johnson received a base salary increase of $8,250 to $338,250. His target for annual incentive compensation was $169,125 and his target for long-term incentive compensation was 60%, consistent with his new role and the compensation of other senior officers of the segment. For 2017, Mr. Johnson participated in an annual incentive pool for dredging segment employees, funding of which is based on achievement of the same performance measures detailed above for the dredging segment (Dredging Division Adjusted EBITDA versus budget). He received an annual incentive of $96,334, based on pool funding and his individual performance. Mr. Johnson received a long term incentive grant of 47,198 restricted stock units in March 2017 with a grant date fair value of $202,951.

Post-Employment Compensation. As of December 31, 2017, all of our continuing named executive officers had written employment agreements which would entitle each executive to severance benefits depending upon the circumstances of resignation or termination. The Compensation Committee believes that these agreements provide essential protections to both the named executive officers and the Company. Agreements providing for severance and change-in-control payments assist us in attracting and retaining qualified executives who have job alternatives. At the same time, the applicable agreements preserve our valuable assets by imposing upon the executives’ non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants.

The Board and the Compensation Committee believe that retention of key personnel is an important goal, and employment agreements are one vehicle for retaining top talent. The Board and Compensation Committee believe the agreements are in our best interest and the best interest of our stockholders, particularly in the context of any potential transaction. The Board and Compensation Committee believe that the severance benefits agreed to in the case of these termination events are reasonable in light of the potential value delivered to stockholders in return. These agreements do not provide excise tax gross-ups.

2017 “Say on Pay” Advisory Vote on Executive Compensation

At the 2017 Annual Meeting of Stockholders, approximately 89% of voting stockholders cast an advisory vote in support of the Company’s executive compensation program. While this vote demonstrated a high level of support for our compensation program and was considered as one of many factors in deciding the Company’s compensation policies and procedures, the Compensation Committee annually examines the executive compensation program and makes changes intended to further align the Company’s executive compensation program with the philosophies, goals and objectives described in this section. The Compensation Committee did not make any changes to the program in response to the 2017 stockholder advisory vote on executive compensation.

Stock Retention Requirements

To further align management and stockholder interests, all of our current named executive officers have a stock retention requirement. The required retention levels are expressed as a multiple of salary, as summarized in the table below:

Name	Position	Retention Requirement
Lasse J. Petterson	Chief Executive Officer (effective May 1, 2017)	5.0x salary
Mark W. Marinko	Senior Vice President and Chief Financial Officer; Interim Chief Executive Officer (effective January 3, 2017 – April 30, 2017)	3.0x salary
Kathleen M. LaVoy	Interim Chief Legal Officer and Interim Corporate Secretary	3.0x salary
Christopher P. Shea	President of Environmental & Infrastructure Division	2.0x salary
David E. Simonelli	President of Dredging Division	3.0x salary

All shares of common stock count towards the retention requirement. For Mr. Simonelli, vested but unexercised options granted prior to 2014 are valued using the Black-Scholes model and count towards a portion of his retention requirement. Until the required multiple-of-salary retention level is attained, executive must retain 50% of net profit shares realized upon (i) exercise of stock options, (ii) settlement of performance shares, and (iii) vesting of restricted shares.

Compensation Recoupment (“Clawback”) Policy

We have a compensation recoupment policy which requires certain cash and equity incentive compensation to be repaid to the Company if awarded as a result of inaccurate financial data. The policy applies to current and former executive officers of the Company, as well as other employees designated by the Board or the Compensation Committee. In addition, the policy allows the Compensation Committee to recoup compensation paid to an employee as a result of any conduct justifying termination for cause of that employee.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility by a publicly held corporation of compensation in excess of $1 million paid to certain covered executives in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. Historically, the Compensation Committee has sought to design our annual incentive plan and performance share awards to qualify for this performance-based compensation exception, assuming applicable regulatory requirements were satisfied. The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain arrangements that were in effect on or before November 2, 2017. As a result, following the enactment of the Tax Cuts and Jobs Act, compensation awarded in excess of $1 million to our named executive officers generally will not be deductible unless it qualifies under the special transition rules for grandfathered arrangements. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the named executive officers, the Committee will continue to design compensation programs that it believes are in the best interests of the Company and our shareholders, with deductibility of compensation being one of many considerations.

Changes to the Compensation Program for 2018

During 2017 and 2018, the Compensation Committee reviewed our executive compensation program to determine whether the program design continued to effectively drive the achievement of our strategic goals and made several changes for fiscal year 2018. First, the Compensation Committee decided to fund all of the named executive officer’s annual incentive compensation based on the entire Company’s results, as opposed to funding the business segment leaders’ incentive pools on business segment results. Individual goals for the business segment leaders continue to include goals based on the leader’s respective business segment performance and will influence payouts under the program. In addition, performance shares under our 2018 program will vest based on the achievement of performance metrics related to EBIT and earnings before taxes (“EBT”) because, as we are a capital intensive company, the Compensation Committee determined that the use of EBIT and EBT (both of which include our depreciation expense) better ties compensation to the achievement of both our earnings growth and capital efficiency goals than the metrics previously used by the Company. The Compensation Committee also adopted a new comparator group for peer review and analysis purposes for 2018 compensation decisions, which is outlined on page 30.

Compensation Committee Report

The Compensation Committee has adopted and implemented compensation philosophies and objectives that form the basis for our executive compensation program. We believe that this program appropriately aligns executive compensation opportunities and our long-term goals, supports management accountability for long-term results while discouraging inappropriate and risky business strategies in order to maximize short-term compensation payouts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.

The Compensation Committee of the Board:

Jason G. Weiss, Chair

Carl A. Albert

Lawrence R. Dickerson

Ryan J. Levenson

Michael J. Walsh

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Year Ended December 31, 2017

The following Summary Compensation Table presents compensation information for the following five executive officers, who we refer to as our named executive officers elsewhere in this Proxy Statement. The compensation that Mr. Petterson received as a director of the Company is reflected in the 2017 Director Compensation Table:

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Non-Equity Incentive Compensation(2)	All Other Compensation(3)	Total
Lasse J. Petterson	2017	$466,667		$317,158	(4)	$1,370,001	$—	$47,130	$2,200,956
Chief Executive Officer
(appointed effective 5/1/2017)
Jonathan W. Berger Chief Executive Officer (retired effective 1/3/2017)	2017	$5,833		$—		$—	$—	$303,951	$309,784
	2016	$700,000		$—		$503,996	$370,966	$46,504	$1,621,466
	2015	$700,000		$—		$997,500	$391,230	$128,668	$2,217,398
Mark W. Marinko Interim Chief Executive Officer (effective 1/3/2017 to 4/30/2017), Senior Vice President & Chief Financial Officer	2017	$441,598	(5)	$—		$229,949	$95,812	$31,784	$799,143
	2016	$365,000		$—		$105,118	$121,947	$28,200	$620,265
	2015	$345,000		$—		$196,649	$135,000	$58,458	$735,107

Kyle D. Johnson	2017	$338,250		$—		$202,951	$96,334	$23,928	$661,463
Executive Vice President	2016	$330,000		$—		$118,802	$110,253	$20,421	$579,476
and Chief Operating Officer (Reassigned)	2015	$330,000		$—		$235,125	$60,000	$52,383	$677,508
Kathleen M. LaVoy	2017	$340,000	(5)	$—		$143,998	$85,000	$26,138	$595,136
Interim Chief Legal Officer & Interim Corporate Secretary	2016	$284,000		$—		$84,082	$113,816	$20,840	$502,738
	2015	$225,500		$—		$51,300	$68,500	$35,905	$381,205
Christopher P. Shea	2017	$360,500		$50,000	(6)	$144,198	$—	$28,797	$583,495
President of the Environmental & Infrastructure Division	2016	$350,000		$470,000		$317,199	$—	$18,000	$1,155,199
David E. Simonelli	2017	$412,000		$—		$308,998	$101,000	$29,980	$851,978
President of the Dredging	2016	$400,000		$—		$144,002	$176,299	$34,140	$754,441
Division	2015	$347,500		$25,000		$247,594	$252,000	$54,685	$926,779

(1)

Represents the aggregate grant date fair value for restricted stock units and performance shares granted in 2017. The amounts reported in this column are calculated in accordance with FASB ASC Topic 718. The amounts included for the performance shares granted during 2017 are calculated based on the probable outcome of the performance conditions for such awards at the time of grant, which was achievement of the target performance conditions. If the highest level of performance is achieved for these performance shares, the maximum value of these awards at the grant date would be as follows: Mr. Petterson, $580,004; Mr. Marinko, $153,299; Mr. Shea, $96,131; and Mr. Simonelli, $205,996. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. See “2017 Grants of Plan Based Awards Table” on page 40 for more information regarding the restricted stock units and performance shares granted in 2017 to our named executive officers.

(2)

Represents annual incentive compensation paid under the applicable incentive program based upon the achievement of performance-based targets and individual qualitative goals. The 2017 annual incentives were paid in early 2018. See “Compensation Discussion and Analysis” for further information regarding the 2017 incentive compensation program. Pursuant to the employment agreement with Mr. Simonelli, a portion of the earned annual incentives were incentives delivered as fully vested shares of common stock as follows: 25% of his award (or $25,250) was paid in shares of our common stock.

(3)	The dollar value of the amounts shown in this column for 2017 includes the following:

Name	Supplemental Savings Plan	Matching Contributions to 401(k)	Relocation Expenses(a)	Post-Termination Payments(b)	Total
Lasse J. Petterson	$—	$—	$47,130	$—	$47,130
Jonathan W. Berger	$30,604	$16,200	$—	$257,147	$303,951
Mark M. Marinko	$15,584	$16,200	$—	$—	$31,784
Kyle D. Johnson	$7,728	$16,200	$—	$—	$23,928
Kathleen M. LaVoy	$9,938	$16,200	$—	$—	$26,138
Christopher P. Shea	$12,597	$16,200	$—	$—	$28,797
David E. Simonelli	$13,780	$16,200	$—	$—	$29,980

(a)	Per his employment agreement, Mr. Petterson received miscellaneous relocation benefits, which were valued based on the amount paid to Mr. Petterson or the service provider, as applicable.
(b)

Reflects compensation paid in 2017 in connection with the separation of Mr. Berger. For additional information, regarding Mr. Berger’s post-termination payments, refer to “Separation Agreement with Jonathan W. Berger” on page 49.

(4)

Per his employment agreement, Mr. Petterson received a guaranteed minimum annual bonus of 75% of target prorated for the number of days Mr. Petterson was employed as Chief Executive Officer in fiscal 2017.

(5)	Includes amounts paid to Mr. Marinko and Ms. LaVoy for service as Interim Chief Executive Officer and Interim Chief Legal Officer, respectively.
(6)

Includes amounts awarded to Mr. Shea to induce him to join the Company and compensate him for the forfeiture of certain incentive compensation from his prior employer. See “Compensation of President of Environmental & Infrastructure Division” on page 35 for more information.

2017 GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value
		Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	of Stock(4)
Name	Award Type	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Lasse J. Petterson	Restricted Stock Units	May 9, 2017	May 9, 2017							130,337	580,000
	Restricted Stock Units	November 1, 2017	April 28, 2017							98,039	499,999
	Performance Shares	May 9, 2017	May 9, 2017				0	65,169	130,338		290,002
Mark W. Marinko	Annual Incentive			0	191,625	383,250
	Restricted Stock Units	March 8, 2017	March 8, 2017							35,651	153,299
	Performance Shares	March 8, 2017	March 8, 2017				0	17,826	35,651		76,650
Kyle D. Johnson	Annual Incentive			0	169,125	338,250
	Restricted Stock Units	March 8, 2017	March 8, 2017							47,198	202,951
Kathleen M. LaVoy	Annual Incentive(5)			0	170,000	340,000
	Restricted Stock Units	March 8, 2017	March 8, 2017							33,488	143,998
Christopher P. Shea	Restricted Stock Units	March 8, 2017	March 8, 2017							22,357	96,133
	Performance Shares	March 8, 2017	March 8, 2017				0	11,178	22,356		48,065
David E. Simonelli	Annual Incentive			0	226,600	453,200
	Restricted Stock Units	March 8, 2017	March 8, 2017							47,907	206,000
	Performance Shares	March 8, 2017	March 8, 2017				0	23,953	47,906		102,998

(1)

As described above, annual incentive awards under the annual incentive program are based on the achievement of certain performance metrics. See “Compensation Discussion and Analysis – Components of Total Compensation—Annual Incentive Compensation” for further information regarding the Annual Incentive Plan. For Mr. Simonelli, 75% of the annual incentive is paid in cash and 25% is paid in common stock of the Company per the terms of his employment agreement.

(2)

Represents the threshold, target and maximum payment opportunities under the 2017 performance shares granted under the 2007 LTIP, with actual vesting based upon return on invested capital for fiscal year 2017. Subject to this achievement of the performance goal, performance shares would have vested in three equal installments; however, these shares were forfeited because the Company’s return on invested capital performance did not exceed the threshold performance requirements. See “Compensation Discussion and Analysis-Components of Total Compensation-Long Term Incentive Awards” for further information regarding the 2017 performance shares.

(3)

Represents time-based restricted stock units described under “Compensation Discussion and Analysis – Components of Total Compensation-Long Term Incentive Award”. Restricted stock units vest in annual one-third installments on each anniversary of the grant. Mr. Petterson was granted 130,337 restricted stock units on May 9, 2017 in accordance with the Company’s Long-Term Incentive Plan and Mr. Petterson’s employment agreement, dated April 28, 2017. These restricted stock units vest in three equal installments beginning May 9, 2018. In addition, Mr. Petterson was granted 98,039 restricted stock units as a sign-on bonus following his purchase of $750,000 worth of shares of the Company’s common stock in accordance with his employment agreement. These restricted stock units vest in two equal installments on November 1, 2018 and May 1, 2019 subject to Mr. Petterson’s continued employment with the Company.

(4)

Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The amounts included in this column for the performance shares granted during 2017 are calculated based on the probable satisfaction of the target performance conditions for such awards. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(5)	The calculation of Ms. LaVoy’s threshold, target and maximum award opportunities as a percentage of base salary include amounts paid in her base salary for service as Interim Chief Legal Officer.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table presents information concerning equity awards made to our named executive officers under our previous 2007 Plan, which has been succeeded by our 2017 Plan, that had not vested as of December 31, 2017. This table does not include equity incentive plan awards that were forfeited due to failure to achieve performance goals as of December 31, 2017.

	Options Award				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Lasse J. Petterson	—	—	$—	—	130,337	(2)	$703,820	$—	—
	—	—	$—	—	98,039	(3)	$529,411	$—	—
Jonathan W. Berger	97,261	—	$7.56	May 7, 2023	118,708	(4)	$641,022	$—	—
	99,289	—	$7.62	May 9, 2024	46,281	(5)	$249,917	$—	—
Mark W. Marinko	—	—	$—	—	23,402	(4)	$126,373	$—	—
	—	—	$—	—	9,653	(5)	$52,126	$—	—
	—	—	$—	—	35,651	(6)	$192,515	$—	—
Kyle D. Johnson	11,910	—	$5.41	May 20, 2018	27,981	(4)	$151,098	$—	—
	14,549	—	$5.70	May 27, 2020	16,364	(5)	$88,366	$—	—
	25,931	—	$5.33	June 27, 2021	47,198	(6)	$254,869	$—	—
	40,966	—	$6.45	June 6, 2022	—		$—	$—	—
	25,936	—	$7.56	May 7, 2023	—		$—	$—	—
	27,628	—	$7.62	May 9, 2024	—		$—	$—	—
Kathleen M. LaVoy	2,640	—	$5.41	May 20, 2018	9,112	(4)	$49,204	$—	—
	4,065	—	$5.70	May 27, 2020	15,442	(5)	$83,387	$—	—
	5,491	—	$5.33	June 27, 2021	33,488	(6)	$180,835	$—	—
	7,563	—	$6.45	June 6, 2022	—		$—	$—	—
	6,614	—	$7.56	May 7, 2023	—		$—	$—	—
	6,015	—	$7.62	May 9, 2024	—		$—	$—	—
Christopher P. Shea	—	—	$—	—	6,171	(5)	$33,323	$—	—
	—	—	$—	—	22,357	(6)	$120,728	—	—
	—	—	$—	—	77,882	(7)	$420,563	$—	—
David E. Simonelli	13,115	—	$5.41	May 20, 2018	29,465	(4)	$159,111	$—	—
	23,991	—	$3.82	May 13, 2019	13,224	(5)	$71,410	$—	—
	53,059	—	$5.70	May 27, 2020	47,907	(6)	$258,698	$—	—
	67,115	—	$5.33	June 27, 2021	—		$—	$—	—
	63,024	—	$6.45	June 6, 2022	—		$—	$—	—
	43,227	—	$7.56	May 7, 2023	—		$—	$—	—
	31,314	—	$7.62	May 9, 2024	—		$—	$—	—

(1)	Based on the closing price of our common stock as reported on the NASDAQ Global Markets of $5.40 on December 29, 2017.
(2)	Restricted stock units vest in three equal annual installments beginning on May 9, 2018.
(3)	Restricted stock units vest in two equal annual installments on November 1, 2018 and May 1, 2019.
(4)	Restricted stock units vested on March 10, 2018.
(5)	Restricted stock units vest in two equal annual installments beginning on March 9, 2018.
(6)	Restricted stock units vest in three equal annual installments beginning on March 8, 2018.
(7)	Restricted stock units vest on January 15, 2019.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information concerning equity awards made to our named executive officers under our previous 2007 Plan that vested during 2017 and the dollar amounts realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)*
Lasse J. Petterson	—	$—	—	$—
Jonathan W. Berger	—	$—	51,437	$224,267
Mark W. Marinko	—	$—	4,826	$20,511
Kyle D. Johnson	—	$—	13,328	$58,219
Kathleen M. LaVoy	—	$—	11,149	$48,069
Christopher P. Shea	—	$—	3,085	$13,111
David E. Simonelli	—	$—	15,402	$67,217

*	Amounts were determined by multiplying the number of shares acquired upon vesting by the closing price on the day of vesting.

2017 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the details of the Supplemental Savings Plan:

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at FYE
Name	($)	($)	($)	($)	($)
Lasse J. Petterson*	—	—	—	—	—
Jonathan W. Berger	62,393	30,604	16,330	-866,037	192,061
Mark W. Marinko	32,855	15,584	5,543	—	147,318
Kyle D. Johnson	21,221	7,728	2,096	—	108,042
Kathleen M. LaVoy	17,898	9,938	2,706	—	29,018
Christopher P. Shea	10,797	12,597	1,117	—	14,014
David E. Simonelli	43,524	13,780	9,208	—	191,731

*	Mr. Petterson was not eligible to participate in the SSP during fiscal year 2017.

We maintain a nonqualified Supplemental Savings Plan (the “SSP”) for certain of our employees on United States payroll, including each of our named executive officers. Under the SSP, participants may defer up to 50% of their salaries, including commissions and incentive compensation (other than annual incentives), and may make a separate election to defer up to 100% of any annual performance-based cash incentives (after applicable taxes) they may earn. The SSP also provides participants the opportunity to receive credits for matching contributions equal to the difference between the matching contributions that a participant could receive under the Company’s 401(k) Plan but for the contribution and compensation limitations imposed by the Internal Revenue Code, and the matching contributions allowable to the participant under the Company’s 401(k) Plan, excluding in each case any such elective deferrals that exceed 6% of such Participant’s compensation for such Plan Year, as defined in the Company’s 401(k) Plan. Participants are generally permitted to choose from among the investment funds available under the Company’s 401(k) Plan for purposes of determining the imputed earnings, gains, and losses applicable to their SSP accounts. The SSP is unfunded. Participants may specify the timing of the payment of their accounts by choosing either a specified payment date or electing payment upon separation from service (or a date up to five years following separation from service), and in either case may elect to receive their accounts in a lump sum or in annual or quarterly installments over a period of up to ten years. With respect to each year’s contributions and imputed earnings, the participant may make a separate distribution election. Subject to the requirements of Section 409A of the Internal Revenue Code, applicable Internal Revenue Service guidance, and the terms of the SSP, participants may receive an early payment in the event of a severe financial hardship and may make an election to delay the timing of their scheduled payment by a minimum of five years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

The following describes the estimated payments that would be made to the named executive officers pursuant to an employment agreement or other plans or individual award agreements in the event of the named executive officer’s termination of employment under the circumstances described below, assuming such termination took place on December 31, 2017 or, in the case of Mr. Berger, the actual payments he received or will receive in connection with his January 3, 2017 retirement from the Company.

Actual values would reflect specific circumstances at the time of any termination, the plans and provisions effective if and when a termination event occurs and any other applicable factors. Certain of the named executive officers, including Messrs. Petterson, Johnson and Simonelli, are also eligible for certain payments and benefits in the event of a termination of employment due to voluntary retirement.

Payment of enhanced benefits is conditioned upon the executive’s execution of a release of claims in favor of the Company and its related entities. In addition to the release, for those executives with employment agreements, the executive must uphold certain restrictive covenants, including confidentiality of information, non-competition and non-solicitation.

The Petterson Agreement – Termination Provisions

Under Mr. Petterson’s agreement, if Mr. Petterson’s employment is terminated by the Company for “Cause” (defined below) or by Mr. Petterson other than for “Good Reason” (defined below), Mr. Petterson will be entitled to his base salary and employee benefits through the termination date.

Under Mr. Petterson’s agreement, if Mr. Petterson’s employment is terminated by the Company without cause or Mr. Petterson’s leaves for good reason, he will be entitled to his base salary and employee benefits through the termination date, and also receive (i) 12 months of his base pay and target annual incentive compensation amount, less applicable withholdings, payable according to the Company’s scheduled payroll pay dates; (ii) the pro rata portion of his annual incentive compensation and the Supplemental Savings Plan benefits earned through the termination date, paid at the same time as continuing executives; (iii) 12 months of subsidized medical and dental coverage for Mr. Petterson, his wife, and eligible dependents (to the extent each have been provided with coverage on the date immediately prior to the termination date); and (iv) 18 months of vesting credit for any unvested equity awards, provided that Mr. Petterson has been employed by the Company as its Chief Executive Officer for at least two consecutive years as of the termination date.

If within 24 months of a Change in Control, the Company terminates the employment of Mr. Petterson other than for cause or if Mr. Petterson voluntarily resigns his employment for good reason, the Company will pay Mr. Petterson, in lieu of any cash severance payment, a change in control payment equal to: (i) two times the sum of his then current base salary plus the average of his target annual incentive over the three year period immediately preceding his termination; and (ii) the pro rata portion of his annual incentive and Supplemental Savings Plan benefits earned through the termination date. In the event of such a termination, Mr. Petterson is also entitled to continued coverage under the Company’s health plans for up to 24 months following the termination date and full vesting of any outstanding unvested equity awards.

If the Company elects not to renew the employment agreement for Mr. Petterson prior to the fourth anniversary of the employment agreement, then Mr. Petterson will receive full vesting of any unvested equity awards irrespective of whether his employment is subsequently terminated. If the Company elects not to renew the employment agreement for Mr. Petterson during any renewal term and, within 12 months of the end of the renewal term, terminates Mr. Petterson’s employment without cause or Mr. Petterson voluntarily resigns his employment for good reason, then Mr. Petterson will receive full vesting of any unvested equity awards.

If Mr. Petterson retires after serving as Chief Executive Officer for at least six consecutive years, provides the Board with at least 12 months written advance notice of his intent to retire, and remains employed by the Company for at least 12 months after providing such notice, Mr. Petterson will receive full vesting of any of his outstanding equity awards as of the termination date; and Mr. Petterson will not be entitled to, and will be ineligible to receive, any new equity awards following the date on which Mr. Petterson notifies the Board of his retirement.

For purposes of Mr. Petterson’s agreement:

“Cause” means: (a) a material breach of the agreement or an established policy of the Company; (b) an act constituting a felony or engagement in unethical or immoral conduct that, in the reasonable judgment of the Board, could injure the integrity, character or reputation of the Company; (c) failure, refusal or inability to perform or habitual neglect of duties and responsibilities following written notice and opportunity to cure; (d) an act of material dishonesty, misconduct or fraud or violation of a fiduciary duty; or (e) failure to reasonably cooperate with any audit or investigation following written notice and opportunity to cure.

“Change in Control” means the occurrence of one or more of the following:

•	Acquisition by a person or entity of 30% or more of the outstanding voting securities of the Company, with certain exceptions;
•	An unapproved change in a majority of the Board members within any twelve (12) month period;
•	Certain corporate restructurings, including reorganizations, merger or consolidation, or sale or other asset dispositions; or
•	Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

A Change in Control will not be deemed to have occurred under the employment agreement and compensation plans if the named executive officer is part of a purchasing group that consummates the Change in Control transaction.

“Good Reason” means the occurrence of any of the following:

•	Material diminution of Mr. Petterson’s authority, base salary, duties or responsibilities;
•	Management restructure whereby Mr. Petterson is subject to the authority of any officer or employee of the Company other than the Board;
•	Relocation of Mr. Petterson’s primary place of employment to a location more than fifty (50) miles from the Company’s current offices in Oak Brook, Illinois; or
•	Material breach of Mr. Petterson’s employment agreement by the Company.

A good reason resignation may occur under Mr. Petterson’s employment agreement only if (i) such voluntary resignation occurs within one hundred fifty (150) days following the initial occurrence of the event giving rise to good reason; (ii) Mr. Petterson provided written notice of such event to the Board within ninety (90) days of the occurrence; and (iii) the Company failed to cure the event in question within thirty (30) days of receipt of such written notice from Mr. Petterson.

Mr. Petterson’s employment agreement does not provide for the continuance of any compensation or benefit obligations upon death or disability; however, pursuant to Mr. Petterson’s restricted stock unit award agreements, Mr. Petterson would receive full vesting of any unvested equity awards under such circumstances.

Lasse J. Petterson

Benefit	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination or Retirement ($)	Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	700,000	0	0	2,034,316
Annual Incentive(a)	630,000	0	0	317,158
Long Term Incentives(b)	0	0	1,233,230	1,233,230
Health Benefits(c)	6,540	0	0	9,811
Total:	1,336,540	0	1,233,230	3,594,515

(a)

The performance period for Mr. Petterson’s annual incentive is the fiscal year. Therefore, a termination event that occurred on the last day of the fiscal year would not result in any additional or accelerated benefits.

(b)

Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of unvested restricted stock units held by Mr. Petterson by the $5.40 per share closing price of our stock on the NASDAQ Global Market on December 29, 2017. As of December 31, 2017, Mr. Petterson would have received full vesting credit for a termination without cause within 24 months after a change in control or termination as a result of death or disability.

(c)

In the event of a termination without cause or resignation due to good reason, Mr. Petterson is entitled to continued coverage under the Company’s medical and dental plans for up to 18 months (24 months in the event of a termination following a change in control) following the termination date (to the extent he had been provided with coverage prior to the termination date), subsidized by the Company.

The Johnson and Simonelli Agreements – Termination Provisions

Under the Johnson and Simonelli agreements, if the executive’s employment is terminated by the Company for “Cause” (defined below) or by the executive other than for “Good Reason” (defined below), the executive will be entitled to his base salary and employee benefits through the termination date. For potential payments upon voluntary resignation, termination without cause or for good reason, or after a change in control, per Mr. Simonelli’s agreement, Mr. Simonelli’s payments are based upon his 2015 base salary.

If either Mr. Johnson or Mr. Simonelli voluntary resigns his employment, then the Company may elect to either: (a) cease all compensation and benefits upon the resignation date, in which case the executive would no longer be subject to the non-competition and non-solicitation covenants included in the agreement; or (b) enforce such covenants for a period of 24 months following termination and provide the executive with a cash severance benefit equal to 18 months base salary and, in Mr. Johnson’s case, continued coverage under the Company’s medical and dental plans for up to 24 months following termination.

Under the Johnson and Simonelli agreements, if the executive’s employment is terminated by the Company without cause or the executive leaves for good reason, he will receive (i) 24 months of his base pay, less applicable withholdings, payable according to the Company’s scheduled payroll pay dates; (ii) the prior year’s annual incentive plus Supplemental Savings Plan benefits earned through the termination date, paid at the same time as continuing executives; (iii) 24 months of subsidized medical and dental coverage; (iv) full vesting credit for any unvested equity awards; and (v) payment of outplacement services of up to $15,000 provided such services are rendered within one year of the executive’s termination.

If the executive’s employment is terminated without cause within 12 months after a Change in Control, he will receive (i) two times his annual base pay, less applicable holdings, payable in a lump sum; (ii) the pro rata portion of the prior year’s annual incentive plus Supplemental Savings Plan benefits earned through the termination date, paid at the same time as continuing executives; (iii) 24 months of subsidized medical and dental coverage; and (iv) full vesting credit for any unvested equity awards.

If Mr. Johnson or Mr. Simonelli dies or becomes permanently disabled, he will receive full vesting credit for any unvested equity awards. In addition, if Mr. Johnson or Mr. Simonelli retires, he will receive full vesting of any of his unvested equity awards.

For purposes of the Johnson and Simonelli agreements:

“Cause” means: (a) a material breach of the non-competition and confidentiality provisions of the employment agreement; (b) the commission of a criminal act, including, but not limited to, fraud, embezzlement or theft; (c) the conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; or (d) failure or refusal to carry out, or comply with, any lawful directive of our Board of Directors consistent with the terms of the employment agreement which is not remedied within 30 days after receipt of notice from us.

“Change in Control” means the occurrence of one or more of the following:

•	Acquisition by a person or entity of 30% or more of the outstanding voting securities of the Company, with certain exceptions;
•	An unapproved change in a majority of the Board members;
•	Certain corporate restructurings, including certain reorganizations, mergers and asset dispositions; or
•	Approval by our stockholders of our complete liquidation or dissolution.

A Change in Control will not be deemed to have occurred under the employment agreement and compensation plans if the named executive officer is part of a purchasing group that consummates the Change in Control transaction.

“Good Reason” means the material diminution of the executive’s authority, duties or responsibilities provided that the executive provides the Company with written notice within 30 days of such diminution and the Company failed to cure such diminution within 30 days of receipt of such written notice.

Kyle D. Johnson

Benefit	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)(d)	Retirement, Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	676,500	507,375	0	676,500
Annual Incentive(e)	110,253	0	0	110,253
Stock Options(f)	0	0	0	0
Other Long Term Incentives (g)	464,881	0	563,881	464,881
Health Benefits(h)	30,115	30,115	0	30,115
Outplacement(i)	15,000	0	0	0
Total:	1,296,749	537,490	563,881	1,281,749

David E. Simonelli

Benefit	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)(d)	Retirement, Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	695,000	521,250	0	695,000
Annual Incentive(e)	176,299	0	0	176,299
Stock Options(f)	0	0	0	0
Other Long Term Incentives(g)	489,218	0	609,218	489,218
Health Benefits(h)	30,115	0	0	30,115
Outplacement(i)	15,000	0	0	0
Total:	1,405,632	521,250	609,218	1,390,632

(d)

Represents the value of payments made to Messrs. Johnson and Simonelli in the event the Company exercises its rights to enforce the restrictive covenants in each of the executive’s employment agreements following a voluntary termination by the executive.

(e)

Under each of their employment agreements, Messrs. Johnson and Simonelli receive 100 percent of the prior year’s annual incentive in the case of a termination without cause or resignation due to good reason and the pro rata percentage of his prior year’s annual incentive in the case of a termination without cause following a change in control.

(f)

Represents the value of unvested stock options calculated by multiplying the number of shares underlying such options by the positive difference, if any between the $5.40 per share closing price of our stock on the NASDAQ Global Market on December 29, 2017 and the option exercise price with respect to each option. As of December 31, 2017, Messrs. Johnson and Simonelli would have received full vesting credit for a termination without cause, a resignation due to good reason or for a termination without cause following a change in control or termination as a result of death or disability.

(g)

Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of unvested restricted stock units held by such named executive officer by the $5.40 per share closing price of our stock on the NASDAQ Global Market on December 29, 2017. As of December 31, 2017, each of Messrs. Johnson and Simonelli would have received full vesting credit for a termination without cause, a resignation due to good reason or for a termination without cause following a change in control or termination as a result of death or disability. Under the terms of the award agreement, Messrs. Johnson and Simonelli would also receive full vesting of the 2016 long term cash incentive upon his death or disability.

(h)

In the event of a termination without cause, resignation due to good reason or a termination without cause following a change in control, each of Messrs. Johnson and Simonelli is entitled to continued coverage under the Company’s medical and dental plans for up to 24 months following the termination date, subsidized by the Company. In addition, Mr. Johnson is entitled to the same benefit in the event the Company exercises its rights to enforce the restrictive covenants in his employment agreement following a voluntary termination.

(i)

In the event of a termination without cause or resignation due to good reason, each of Messrs. Johnson and Simonelli is also entitled to payment of outplacement services of up to $15,000 provided such services are rendered within one year of the executive’s termination without cause or resignation for good reason.

The Marinko, Shea and LaVoy Agreements – Termination Provisions

Our employment agreements with each of Mr. Marinko, Mr. Shea and Ms. LaVoy have similar termination provisions. Under each executive’s agreement, if the executive’s employment is terminated by the Company for “Cause” (defined below) or by the executive other than for “Good Reason” (defined below), the executive will be entitled to the executive’s base salary and employee benefits through the termination date.

Under each executive’s agreement, if the executive is terminated by the Company without cause or the executive leaves for good reason, the executive will receive (i) continuation of base pay during a specified severance period (18 months for Mr. Marinko, 12 months for Mr. Shea and 15 months for Ms. LaVoy), in each case, less applicable withholdings, payable according to the Company’s scheduled payroll pay dates; (ii) for Messrs. Marinko and Shea, a multiple of the average of the executive’s actual annual incentive and Supplemental Savings Plan benefits over the preceding three years (one and one-half times for Mr. Marinko and one times for Mr. Shea), paid at the same time as continuing executives; (iii) for Mr. Marinko, the pro rata portion of his annual incentive at target; (iv) subsidized medical and dental coverage during the severance period; (v) vesting credit equal to the number of months in the severance period for any unvested equity awards; and (vi) for Ms. LaVoy, payment of outplacement services of up to $15,000, provided such services are rendered within one year of termination.

If the executive is terminated without cause within 12 months (or 18 months for Mr. Shea) after a Change in Control, the executive will receive (i) a multiple of the sum of the executive’s annual base pay plus the average of the executive’s actual annual incentive over the preceding three-year period (two times for Messrs. Marinko and Shea and 1.25 times for Ms. LaVoy), less applicable withholdings, payable in a lump sum; (ii) the pro rata portion of the executive’s annual target incentive earned through the termination date for the year of termination; (iii) for Messrs. Marinko and Shea, the pro rata portion of the executive’s Supplemental Savings Plan benefits earned through the termination date for the year of termination; (iv) subsidized medical and dental coverage for 24 months or, in the case of Ms. LaVoy, 12 months); and (v) full vesting credit for any unvested long-term incentive awards.

For Messrs. Marinko and Shea, if the executive dies or becomes permanently disabled, he will receive full vesting credit for any unvested equity awards. In addition, for Messrs. Marinko and Shea, if the executive retires upon or after having attained age 65 years, he will receive full vesting of any unvested equity awards. Ms. LaVoy’s employment agreement does not provide for the continuance of any compensation or benefits obligations upon death or disability; however, pursuant to Ms. LaVoy’s restricted stock unit award agreements, she would receive full vesting of any unvested equity awards under such circumstances.

Our employment agreements with each of Mr. Marinko, Mr. Shea and Ms. LaVoy define “Cause,” “Change in Control” and “Good Reason,” as outlined below:

“Cause” means: (a) a material breach of an established policy of the Company; (b) an act constituting a felony or engagement in unethical or immoral conduct that, in the reasonable judgment of the Board, could injure the integrity, character or reputation of the Company; (c) failure, refusal or inability to perform or habitual neglect of duties and responsibilities following written notice and opportunity to cure; (d) an act of material dishonesty, misconduct or fraud or violation of a fiduciary duty; or (e) failure to reasonably cooperate with any audit or investigation following written notice and opportunity to cure.

“Change in Control” means the occurrence of one or more of the following:

•	Acquisition by a person or entity of 30% or more of the outstanding voting securities of the Company, with certain exceptions;
•	An unapproved change in a majority of the Board members;
•	Certain corporate restructurings, including certain reorganizations, mergers and asset dispositions; or
•	Approval by our stockholders of our complete liquidation or dissolution.

A Change in Control will not be deemed to have occurred under the employment agreement and compensation plans if the named executive officer is part of a purchasing group that consummates the Change in Control transaction.

“Good Reason” means the material diminution of the executive’s authority, duties or responsibilities provided that the executive provides the Company with written notice within 90 days of such diminution and the Company failed to cure such diminution within 30 days of receipt of such written notice.

Mark W. Marinko

Benefit	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	574,875	0	0	1,001,673
Annual Incentive(j)	393,676	0	0	191,625
Long Term Incentives(k)	306,841	0	458,612	371,012
Health Benefits(l)	22,586	0	0	30,115
Total:	1,297,978	0	458,612	1,594,425

(j)

Under his employment agreement, Mr. Marinko will receive one and a half times the average of his actual annual incentive and Supplemental Savings Plan benefits over the last three years plus the pro rata portion of his annual incentive at target in the case of a termination without cause or resignation due to good reason and the pro rata percentage of his prior year’s annual incentive in the case of a termination without cause following a change in control.

(k)

Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of unvested restricted stock units held by Mr. Marinko by the $5.40 per share closing price of our stock on the NASDAQ Global Market on December 29, 2017. As of December 31, 2017, Mr. Marinko would have received 18 months of vesting credit for a termination without cause, a resignation due to good reason, or a termination without cause following a change in control and full vesting for termination as a result of death or disability. Under the terms of the award agreement, Mr. Marinko would also receive full vesting of his 2016 long term cash incentive upon his death or disability.

(l)

Mr. Marinko is entitled to continued coverage under the Company’s medical and dental plans for up to 18 months for a termination without cause or resignation due to good reason and up to 24 months following the termination date for a termination without cause following a change in control (to the extent the executive had been provided with coverage prior to the termination date), subsidized by the Company.

Christopher P. Shea

Benefit	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	365,000	0	0	930,000
Annual Incentive(m)	107,349	0	0	146,000
Long Term Incentives(n)	56,900	0	630,614	574,614
Health Benefits(o)	15,057	0	0	30,115
Total:	544,306	0	630,614	1,680,729

(m)

Under his employment agreement, Mr. Shea will receive one times the average of his actual annual incentive and Supplemental Savings Plan benefits over the last three years in the case of a termination without cause or resignation due to good reason and the pro rata percentage of his target annual incentive in the case of a termination without cause following a change in control.

(n)

Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of unvested restricted stock units held by Mr. Shea by the $5.40 per share closing price of our stock on the NASDAQ Global Market on December 29, 2017. As of December 31, 2017, Mr. Shea would have received 12 months of vesting credit for a termination without cause, a resignation due to good reason, and full vesting for a termination without cause following a change in control or termination as a result of death or disability. Under the terms of the award agreement, Mr. Shea would also receive full vesting of his 2016 long term cash incentive upon his death or disability.

(o)

Mr. Shea is entitled to continued coverage under the Company’s medical and dental plans for up to 12 months for a termination without cause or resignation due to good reason and up to 24 months following the termination date for a termination without cause following a change in control (to the extent the executive had been provided with coverage prior to the termination date), subsidized by the Company.

Kathleen M. LaVoy

Benefit	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	425,000	0	0	536,382
Annual Incentive(p)	85,000	0	0	170,000
Stock Options(q)	0	0	0	0
Other Long Term Incentives(r)	281,547	0	341,827	341,827
Health Benefits(s)	18,822	0	0	15,057
Outplacement(t)	15,000	0	0	0
Total:	825,369	0	341,827	1,063,266

(p)

Under her employment agreement, Ms. LaVoy receives the pro rata portion of her actual annual incentive in the case of a termination without cause or resignation due to good reason and the pro rata portion of her target annual incentive in the case of a change in control.

(q)

Represents the value of unvested stock options calculated by multiplying the number of shares underlying such options by the positive difference, if any between $5.40 per share closing price of our stock on the NASDAQ Global Market on December 29, 2017, and the option exercise price with respect to each option. As of December 31, 2017, Ms. LaVoy would have received 15 months of vesting credit for a termination without cause or resignation due to good reason, and full vesting credit following a change in control and a termination as a result of death or disability.

(r)

Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of unvested restricted stock units held by Ms. LaVoy by the $5.40 per share closing price of our stock on the NASDAQ Global Market on December 29, 2017. As of December 31, 2017, Ms. LaVoy would have received 15 months of vesting credit for a termination without cause or resignation due to good reason, and full vesting credit following a change in control and a termination as a result of death or disability.

(s)

Ms. LaVoy is entitled to continued coverage under the Company’s medical and dental plans following the termination date, subsidized by the Company, for 15 months following a termination without cause or resignation due to good reason and 12 months following a change in control.

(t)

In the event of a termination without cause or resignation due to good reason, Ms. LaVoy is also entitled to payment of outplacement services of up to $15,000; provided such services are rendered within one year of her termination without cause or resignation for good reason.

Separation Agreement with Jonathan W. Berger. In connection with Mr. Berger’s January 3, 2017 retirement from the Company, he entered into a Separation Agreement and General Release, which provides for the following benefits: (i) payment of his Base Salary through his announced retirement date of April 13, 2017 ($200,278), which is the pro rata amount of his base salary of $700,000; and (ii) reimbursement of up to $10,000 in moving expenses. Mr. Berger was also entitled to receive full vesting for any unvested equity awards (with an estimated value of $973,917, based on our closing stock price on the separation date), the unvested 2016 cash performance award, to the extent earned (with an estimated value of $420,000), and employer subsidization of COBRA costs through his announced retirement date of April 13, 2017 (approximately $2,656). With the exception of the moving expenses, these payments were consistent with the payments Mr. Berger was entitled to pursuant to the terms of his employment agreement with the Company. Under the General Release, Mr. Berger agreed to release the Company from any and all claims and agreed not to bring any action or litigation against the Company for claims which may have arisen during his employment. Mr. Berger remains bound to certain restrictive covenants as set forth in his employment agreement, including with respect to non-competition, non-solicitation and confidentiality. The parties further agreed to a mutual non-disparagement clause.

CEO Pay Ratio

Background. Pursuant to Section 953(b) of the Dodd-Frank Wall Street Form and Consumer Protection Act, and in accordance with the adoption of Item 402(u) of Regulation S-K, the SEC requires the disclosure of our Chief Executive Officer to median employee pay ratio beginning with our 2018 proxy statement.

To understand this disclosure, we think it is important to give context to our operations. Our corporate headquarters are located in Oak Brook, Illinois, and we operate dredges, vessels and ancillary equipment to perform dredging projects domestically and internationally, and also environmental and infrastructure projects domestically. As a global organization, approximately 14% of our employees are located outside of the United States. We strive to create a global compensation program, which is competitive in terms of both the position and the geographic location in which the employee is located. Accordingly, our pay structures vary amongst employees based on position and geographic location.

Identification of Median Employee. We selected December 31, 2017 as the date on which to determine our median employee. As of that date, we had approximately 1,737 employees. For purposes of identifying the median employee, we considered all domestic employees and international employees, whether employed on a full-time, part-time, or seasonal basis.

We identified the median employee by examining the 2017 total wages and incentives less non-taxable compensation for all individuals, excluding our CEO, who were employed by the Company on December 31, 2017, the last day of the Company’s fiscal year. To provide a more uniform comparison between domestic and international employees, we excluded from the consistently applied compensation measure allowances for housing, subsistence, safety bonuses, and transportation provided for employees working in the Middle East. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 31, 2017.

Other than as described above, we did not make any assumptions, adjustments, or estimates with respect to compensation, and we did not annualize the compensation for any full-time employees that were not employed by the Company for all of 2017 other than as required for Mr. Petterson.

The total compensation reported for Mr. Petterson differs from the Total column of the 2017 Summary Compensation Table as a result of the annualization of Mr. Petterson’s compensation to reflect his May 1, 2017 appointment to the position of Chief Executive Officer. To annualize Mr. Petterson’s compensation, we adjusted his base salary and bonus. We did not adjust Mr. Petterson’s 2017 long-term incentive awards since they approximated annual grant levels.

In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2017 Summary Compensation Table on page 38 with respect to each of the named executive officers.

Ratio. For fiscal year 2017:

•	The median of the annual total compensation of all of our employees, other than Mr. Petterson, was $83,467.
•

Mr. Petterson’s annual total compensation was $2,582,733. This amount differs from the amount reported in the Total column of the 2017 Summary Compensation Table due to the annualization of certain components of Mr. Petterson’s compensation to reflect his May 1, 2017 hire date, as described above.

Based on this information, the ratio of the annual total compensation of Mr. Petterson to the median of the annual total compensation of all employees is estimated to be 31 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors provides stockholders with the opportunity to cast an annual advisory vote to approve executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2017 executive compensation program and policies for the named executive officers, as follows:

RESOLVED, that the stockholders of Great Lakes Dredge & Dock Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2018 annual meeting proxy statement.

The advisory vote on executive compensation is not a vote on our general compensation policies, compensation of our Board of Directors or our compensation policies as they relate to risk management.

We are required to hold the advisory vote on executive compensation at least once every three years. At the Company’s 2017 Annual Meeting of Stockholders, a majority of the shares cast voted, on an advisory basis, to hold future advisory votes on executive compensation on an annual basis. After consideration of the voting results, the Company’s Board of Directors determined that the Company will hold an advisory vote on executive compensation each year until the next required stockholder advisory vote on frequency of executive compensation occurs or until the Board of Directors otherwise determines that a different frequency for advisory votes on executive compensation is in the best interests of stockholders.

Our executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve short term and long term corporate objectives and create stockholder value. The Compensation Committee believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long term interests.

The Compensation Committee and the Board believe our executive compensation programs are effective at incentivizing the achievement of outstanding financial performance and superior returns to stockholders. Our commitment to align executive compensation with Company performance and stockholder interests is exhibited by the Company’s executive compensation decisions during the last 12 months. For example, under our Executive Leadership Annual Incentive Program, annual incentive pools are funded based on our Company Adjusted EBITDA or business segment Adjusted EBITDA, as applicable. These annual incentive pools are allocated to individuals, based on the Compensation Committee’s assessment of individual performance achievements. In addition, the Compensation Committee grants performance shares to certain executives that are only earned upon achievement of stretch goals. Because these performance goals were not achieved, performance shares granted in 2014, 2015, 2016 and 2017 were forfeited.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of the vote each year when making compensation decisions for our named executive officers. The Compensation Committee, which is comprised of independent directors, values constructive dialogue with our stockholders on executive compensation and other important governance topics and encourages all stockholders to vote their shares on this matter. At our 2017 Annual Meeting of Stockholders, approximately 89% of the stockholders who voted on the “say-on-pay” proposal voted in favor of the compensation of our named executive officers. The Compensation Committee believes that this vote affirms stockholders’ support of the Company’s approach to executive compensation. Both the Board and Compensation Committee expect to take into account the outcome of this year’s vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Vote Required and Recommendation

Adoption of this resolution will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter, and therefore, will have the effect of a vote against the proposed resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Related Party Transaction Policies and Procedures. All interested transactions with related parties are subject to our Related Party Transaction Policies and Procedures, which are set forth in writing (the “Related Party Transaction Policy”). The Audit Committee is responsible for applying the Related Party Transaction Policy. For purposes of the Related Party Transaction Policy, the terms “interested transaction” and “related parties” are defined as follows:

•

“interested transaction” means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

o	the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;
o	we are a participant; and
o	any related party has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity.
•	“related party” means any:
o

person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director;

o	greater than five percent (5%) beneficial owner of our common stock; or
o

immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In determining the propriety of an interested transaction with a related party, the Audit Committee will take into account, among other factors it deems important, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Board has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000.

The Audit Committee has reviewed the following types of transactions and determined that each such type of transaction shall be deemed to be pre-approved or ratified under the terms of the Related Party Transaction Policy:

•	Employment of executive officers. Any employment by us of an executive officer if:
o

the related compensation is required to be reported in our proxy statement under the compensation disclosure requirements set forth in Item 402 of Regulation S-K under the Exchange Act, which are generally applicable to “named executive officers;” or

o

the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy statement under the compensation disclosure requirements of Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and our Compensation Committee approved (or recommended that our Board approve) such compensation.

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K.
•

Certain transactions with other companies. Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent (10%) of the other company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of the other company’s total annual revenues.

•

Certain charitable contributions. Any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of the charitable organization’s total annual receipts.

•

Transactions where all stockholders receive proportional benefits. Any transaction where the related party’s interest arises solely from the ownership of our common stock, and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2017 regarding the number of securities which could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the 2017 Plan, which replaced our previous 2007 Plan, and the number of securities then remaining for future issuance under the 2017 Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved By Security Holders	3,064,561(1)	6.34(2)	3,580,768
Equity Compensation Plans Not Approved By Security Holders	508,886(3)	N/A	N/A
Total:	3,573,447(1)	6.34(2)	3,580,768

(1)	Includes 1,687,270 shares of common stock issuable pursuant to restricted stock units under our 2017 Plan.
(2)	1,687,270 shares of common stock issuable pursuant to restricted stock units under our 2017 Plan are not included in the calculation of weighted average exercise price.
(3)

On November 4, 2014, the Company granted 1,500,000 restricted stock units to former shareholders and current employees of the Company’s subsidiary, Magnus, outside the terms of our previous 2007 Plan in reliance on an exemption under NASDAQ Listing Rule 5635(c)(4). Of these grants, 991,114 have been forfeited. The restricted stock units vest on March 31, 2020, subject to the applicable employee’s continuous employment with the Company through such date and the satisfaction of certain business milestones. The restricted stock units were granted as an inducement for the employees to join the Company.

MATTERS RELATED TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been appointed by the Audit Committee to be our independent registered public accounting firm for the year ending December 31, 2018. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the Annual Meeting pursuant to Proposal 2 on page 21 of this Proxy Statement.

Professional Fees

We paid the following professional fees to our independent registered public accounting firm, Deloitte & Touche LLP and its affiliates, for the years ended December 31, 2017 and 2016:

	Paid for the year ended
	December 31,
	2017	2016
	(in thousands)
Audit Fees(1)	$1,521.0	$1,400.6
Audit-Related Fees(2)	167.2	—
Tax Fees(3)	34.4	46.7
All Other Fees(4)	10.4	75.0
Total:	$1,733.0	$1,522.3

(1)

This category includes audit fees for services related to our annual audits of our financial statements and internal controls over financial reporting, and quarterly reviews of our financial statements performed in accordance with accounting standards generally accepted in the United States of America, and services that are normally provided by Deloitte & Touche LLP related to statutory or regulatory filings or engagements.

(2)	This category primarily includes fees related to comfort letters issued in support of debt offerings and work related to other regulatory documents.
(3)

This category primarily includes fees for tax advice and return preparation for expatriate employees, tax planning and compliance related to our international operations, and other tax advice related to specific non-routine transactions.

(4)	This category includes subscription fees to an online accounting research tool and Deloitte Advisory’s review of processes on environmental & infrastructure projects.

Pre-Approval Policy for Independent Accountant Services

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. From time to time, however, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee may also pre-approve services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. For the year ended December 31, 2017, the Audit Committee pre-approved all such audit and non-audit services, including tax services, provided by the independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

With respect to 2017, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;
•

discussed with our independent auditor, Deloitte & Touche LLP, referred to as “Deloitte,” the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•

received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2017.

The Audit Committee of the Board of Directors:

D. Michael Steuert, Chair

Carl A. Albert

Lawrence R. Dickerson

Ryan J. Levenson

Jason G. Weiss

MISCELLANEOUS

Proposals for the 2019 Annual Meeting

Pursuant to federal securities laws, any proposal by a stockholder proposed to be included in our proxy statement for the 2019 Annual Meeting of Stockholders must be received at our principal executive office at 2122 York Road, Oak Brook, Illinois 60523, no later than November 21, 2018. Proposals should be sent to the attention of our Corporate Secretary at our principal executive office. Pursuant to our Bylaws, in order for a stockholder’s nominee for election as a director or any other business to be properly brought before an Annual Meeting of Stockholders, the stockholder must give written notice of such stockholder’s intent to bring a matter before the Annual Meeting no earlier than November 21, 2018, and no later than December 21, 2018. If the 2019 Annual Meeting is called for a date that is not within 30 days of the anniversary of the 2018 Annual Meeting, written notice of such stockholder’s intent to bring a matter before the Annual Meeting must be received not earlier than 120 days prior to such Annual Meeting date and not later than the close of business on the later of the 90th day prior to such Annual Meeting date or the tenth day following the date on which the first public disclosure of the date of the Annual Meeting is made. Each such notice should be sent to the attention of our Corporate Secretary at our principal executive office, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2017 is available at www.proxyvote.com. To access such materials, you will need the control/identification numbers provided to you in your Notice or your proxy card. The Annual Report to Stockholders is not part of the soliciting materials.

Availability of Information

You can obtain any of the documents that we file with the SEC (including an additional copy of our Annual Report on Form 10-K for 2017) by contacting us or the SEC. To obtain documents from us, please direct requests in writing to:

Kathleen M. LaVoy

Corporate Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

We will send you the requested documents without charge, excluding exhibits. In addition, this Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2017 are available at http://investor.gldd.com.

You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Copies of such materials also can be obtained at the SEC’s website, www.sec.gov or by mail from the Public Reference Room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2018 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Kathleen Mackie LaVoy

Corporate Secretary

March 21, 2018

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Central Time on May 1, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. GREAT LAKES DREDGE & DOCK CORPORATION ATTN: Kathleen M. LaVoy 2122 YORK ROAD OAK BROOK, IL 60523 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time on May 1, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.000 1. Election of Directors Nominees

01 Lasse J. Petterson02 Kathleen M. Shanahan The Board of Directors recommends you vote FOR proposals 2 and 3. To ratify Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018;

To approve, on a non-binding advisory basis, the Company's executive compensation; NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ForAgainst  Abstain 000 000 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] DatSignature (Joint Owners) Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Dat

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com GREAT LAKES DREDGE & DOCK CORPORATION Annual Meeting of Stockholders May 2, 2018 at 1:00PM Central Daylight Time This proxy is solicited by the Board of Directors The undersigned stockholder of Great Lakes Dredge & Dock Corporation hereby constitutes and appoints Lasse J. Petterson and Kathleen M. LaVoy, each of them acting singly, as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the 2018 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, referred to as the “Company,” to be held at the Le Méridien Hotel Chicago-Oak Brook Center, 2100 Spring Road, Grand Salon I, Oak Brook, IL 60523 on Wednesday, May 2, 2018 at 1:00 P.M. Central Daylight Time, and at any postponements or adjournments thereof, the number of votes the undersigned would be entitled to cast if present. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. (Continued and to be signed on reverse side)